Exhibit 2.1

Execution Copy

LLC PURCHASE AGREEMENT

among

WARNER ELECTRIC HOLDING, INC.

and

COLFAX CORPORATION

and

CPT ACQUISITION CORP.

October 25, 2004

TABLE OF CONTENTS

RECITALS
ARTICLE I DEFINITIONS
ARTICLE II SALE AND PURCHASE OF LLC INTERESTS
2.01	Sale and Purchase of LLC Interests
2.02	Purchase Price
2.03	Purchase Price Adjustment
2.04	Purchase Price Allocation
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND COLFAX
3.01	Authorization
3.02	LLC Interests to be Transferred
3.03	Organization and Standing
3.04	Capitalization
3.05	Litigation; Compliance with Law
3.06	Financial Statements and Condition
3.07	Intellectual Property; Licenses
3.08	Property, Assets, and Leases
3.09	Conflicts
3.10	Taxes
3.11	Employee Benefit Plans
3.12	Acquired Companies’ Contracts
3.13	Environmental Matters
3.13	Environmental Matters
3.14	Bank Accounts; Accounts Receivable
3.15	No Brokers
3.16	Labor Matters
3.17	No Undisclosed Liabilities
3.18	Debt Instruments
3.19	Conduct of Business; Absence of Material Adverse Change
3.20	Insurance
3.21	Records and Books
3.22	Customers and Suppliers
3.23	Transactions with Interested Persons
3.24	Company Products
ARTICLE IV REPRESENTATIONS AND WARRANTIES BY BUYER
4.01	Organization and Standing
4.02	Authorization
4.03	Absence of Litigation; Compliance With Laws
4.04	Investment Intent
4.05	Experience
4.06	No Brokers
4.07	Financial Ability to Perform
4.08	No Reliance

i

ARTICLE V COVENANTS AND AGREEMENTS
5.01	Interim Operations of the Acquired Companies and the Subsidiaries
5.02	Reasonable Access; Confidentiality
5.03	Employment
5.04	Compensation and Employee Benefits
5.05	Filings; Other Action
5.06	Publicity
5.07	Records
5.08	Tax Matters
5.09	Hart-Scott-Rodino
5.10	Non-Competition; Non-Solicitation; Confidentiality
5.11	Insurance
5.12	Consents
5.13	Further Assurances
5.14	Disclosure Supplements
5.15	Cooperation with Financing
5.16	Transaction Related Taxes
5.17	Use of Colfax Name
5.18	Transition Services Agreement
ARTICLE VI CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
6.01	Representations and Covenants
6.02	Delivery of Documents
6.03	Legal Proceedings
6.04	Consents and Approvals
6.05	Other Conditions
ARTICLE VII CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS TO CLOSE
7.01	Representations and Covenants
7.02	Delivery of Purchase Price and Documents
7.03	Legal Proceedings
7.04	Consents and Approvals
ARTICLE VIII THE CLOSING
8.01	Closing
8.02	Delivery by Seller
8.03	Delivery by Buyer
ARTICLE IX SURVIVAL; INDEMNIFICATION
9.01	Survival Periods
9.02	Indemnification by Seller and Colfax
9.03	Indemnification by Buyer
9.04	Conditions of Indemnification
9.05	Exclusive Remedy
9.06	Limitations on Seller and Colfax’s Environmental Obligations
9.07	Buyer Cooperation
ARTICLE X TERMINATION
10.01	Termination
10.02	Procedure Upon Termination
10.03	Effect of Termination

ii

ARTICLE XI MISCELLANEOUS
11.01	Additional Actions and Documents
11.02	Expenses
11.03	Notices
11.04	Waiver
11.05	Benefit and Assignment
11.06	Entire Agreement; Amendment
11.07	Severability
11.08	Governing Law
11.09	Signature in Counterparts
11.10	Specific Performance
11.11	Arbitration
11.12	Exclusion of Danaher Corporation

iii

LLC PURCHASE AGREEMENT

THIS LLC PURCHASE AGREEMENT (this “Agreement”) is dated as of October 25, 2004, by and among Warner Electric Holding, Inc., a Delaware corporation (“Seller”), Colfax Corporation, a Delaware corporation and parent of Seller (“Colfax”) and CPT Acquisition Corp., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell, assign and transfer to Buyer all of the limited liability company interests (the “LLC Interests”) of Power Transmission Holding LLC, a Delaware limited liability company (“PT”), which transfer, assignment and sale shall cause Buyer to own each of the direct subsidiaries of PT listed on Schedule 1 attached hereto (collectively with PT, the “Acquired Companies”) and the indirect subsidiaries of PT listed on Schedule 2 attached hereto (collectively, the “Subsidiaries”) all for the purchase price and subject to the terms, conditions and exclusions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

See Appendix A for a list of definitions used in this Agreement.

ARTICLE II

SALE AND PURCHASE OF LLC INTERESTS

2.01                        Sale and Purchase of LLC Interests.

On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the LLC Interests for the purchase price specified in Section 2.02.

2.02                        Purchase Price.

In full consideration for the LLC Interests and subject to adjustment pursuant to Section 2.03 below, Buyer shall pay Seller at the Closing by wire transfer of immediately available funds to the account designated in writing by Seller prior to Closing an aggregate amount of cash equal to $180 million (as adjusted pursuant to Section 2.03, the “Purchase Price”).

2.03                        Purchase Price Adjustment.

(a)                                  Attached hereto is Schedule 2.03(a) which sets forth the Net Working Capital of CTPG and the adjustments agreed upon between Buyer and Seller for calculating such Net Working Capital as of September 30, 2004 (the “Peg Balance Sheet”).  As promptly as practicable, but no later than sixty (60) days after the Closing Date (the “Adjustment Date”), Seller shall cause to be prepared and delivered to Buyer the closing statement to be prepared in good faith using the same methodology set forth in the Peg Balance Sheet and using consistently applied accounting policies and the same foreign exchange rates used in preparation of the Peg Balance Sheet (the “Closing Statement”) and a certificate based on such Closing Statement setting forth Seller’s calculation of the Purchase Price Adjustment Amount (as defined below) calculated in accordance with 2.03(b) below.

(b)                                 The Purchase Price Adjustment Amount shall be the sum of (i) and (ii) below minus (iii):

(i)                                     all cash on the balance sheet as of the Closing Date, as set forth on the Closing Statement; and

(ii)                                  the difference between (x) the Net Working Capital set forth on the Closing Statement and (y) the Net Working Capital set forth on the Peg Balance Sheet; and

(iii)                               the amount of CPTG indebtedness, including all intercompany loan obligations other than those between or among the Acquired Companies and Subsidiaries, for principal, interest, fees and charges for borrowed money (excluding capital leases entered into in the Ordinary Course of Business), as of the Closing Date.

(c)                                  If Buyer disagrees with Seller’s calculation of the Purchase Price Adjustment Amount delivered pursuant to Section 2.03(a), Buyer may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amount, which calculation shall be prepared in good faith.  Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to Section 2.03(a).

(d)                                 If a notice of disagreement shall be duly delivered pursuant to Section 2.03(c), Buyer and Seller shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Purchase Price Adjustment Amount, which amount shall not be more than the amount shown in the calculation delivered by the party to which the Purchase Price Adjustment is due nor less than the amount thereof shown in the calculation delivered by the party required to pay the Purchase Price Adjustment.  If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause PricewaterhouseCoopers (or if unable or unwilling to accept its mandate, an independent accountant to be mutually agreed upon by Buyer and Seller) (PricewaterhouseCoopers or such other independent accountant, as the case may be, the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Purchase Price Adjustment Amount.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne equally by Buyer and Seller.

(e)                                  Buyer and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price Adjustment Amount and in the conduct of the review referred to in this Section 2.03, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(f)                                    If the Purchase Price Adjustment Amount is a positive number, the Purchase Price shall be increased by such amount and Buyer shall pay such additional amount to Seller in the manner and with interest as provided in Section 2.03(g).  If the Purchase Price Adjustment Amount is a negative number, the Purchase Price shall be reduced by such amount and Seller shall remit such amount to Buyer in the manner and with interest as provided in Section 2.03(g).  “Final Purchase Price Adjustment Amount” means the Purchase Price Adjustment Amount (i) as shown in Seller’s calculation delivered pursuant to Section 2.03(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.03(d) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.03(d).

(g)                                 Any payment pursuant to Section 2.03(f) shall be made at a mutually convenient time and place within three Business Days after Final Purchase Price Adjustment Amount has been determined, by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.  The amount of any payment to be made pursuant to this Section 2.03 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest published by the Wall Street Journal from time to time as the “prime rate” at the large U.S. money center banks during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.

2.04                        Purchase Price Allocation.

(a)                                  Buyer and Seller shall use reasonable commercial efforts to agree to a preliminary allocation of the Purchase Price (the “Preliminary Allocation”) among the Acquired Companies and Subsidiaries and their related assets at or prior to Closing in accordance with Code section 1060 and the applicable Treasury Regulations.  Within fifteen (15) days of determination of any adjustment pursuant to Section 2.03, Buyer shall deliver to Seller a proposed final allocation of the purchase price among the Acquired Companies and Subsidiaries and their related assets for the purposes of financial and tax reporting (the “Final Allocation”).  It is agreed that the Final Allocation will be adjusted from the Preliminary Allocation only for the adjustments related to each specific Acquired Company and Subsidiary.  Seller shall within fifteen (15) days after receipt of such allocation give written notice to Buyer of its agreement or disagreement with such allocation.  If Seller objects to Buyer’s allocation, Seller shall give Buyer written notice of the objections and Seller and Buyer shall use reasonable efforts to resolve the differences.  If within thirty (30) days after the date on which Seller has given Buyer notice of its objections, the parties have not adopted the allocation, any dispute related thereto shall be referred to the Accounting Referee and resolved thirty (30) days after such referral.  The Accounting Referee’s determination shall be conclusive and binding upon Buyer and Seller.  The costs, expenses, and fees of the Accounting Referee shall be borne equally by the parties.  The resulting allocation, whether or not objected to by Seller or as determined by the Accounting Referee, is referred to as the “Allocation Agreement”.

(b)                                 Buyer and Seller agree that Buyer and Seller will (i) be bound by the Allocation Agreement, (ii) act in accordance with the Allocation Agreement in the preparation of and filing of all Tax Returns, reports, forms, declarations or questionnaires (including, without limitation, filing Form 8594 with any federal income tax return for the taxable year that includes the Closing Date) and in the course of any tax audit, refund claim or litigation relating thereto and (iii) not take any position inconsistent with the Allocation Agreement for all Tax purposes.  No later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its completed Form 8594.  In the event that such Allocation Agreement is disputed by any taxing authority, the party receiving such notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute, and no dispute shall be finally settled or compromised without the mutual consent of Seller and Buyer, which consent shall not be unreasonably withheld.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

SELLER AND COLFAX

Each of Seller and Colfax, jointly and severally, hereby represents and warrants to Buyer as follows:

3.01                        Authorization.

Each of Seller and Colfax has all requisite power and authority to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized and approved by all necessary actions of each of Seller and Colfax, including all necessary board and stockholder consents.  This Agreement constitutes, and upon execution and delivery, each other agreement and instrument contemplated hereby will constitute, a valid and binding agreement and obligation of each of Seller and Colfax enforceable against each of them in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).  The execution, delivery and performance by the Seller and Colfax of this Agreement and the agreements and instruments called for hereunder will not require the consent, approval or authorization of any person, entity or governmental authority, other than as set forth in Schedule 3.01, and those consents, approvals and authorizations the failure of which to obtain would not be reasonably likely to result in a Material Adverse Effect.

3.02                        LLC Interests to be Transferred.

Seller is the record and beneficial owner of all of the LLC Interests and has valid title to all of the LLC Interests, free and clear of all Liens, other encumbrances and adverse claims.  Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer will acquire valid title to all of the LLC Interests free and clear of all Liens, other encumbrances and adverse claims.

3.03                        Organization and Standing.

(a)                                  Each Acquired Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of their state or country of organization.  Each Acquired Company and each Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the property owned or leased by them or in which the conduct of their business requires them to be so qualified, except where such failures to be so qualified or licensed and in good standing that would not have a Material Adverse Effect.  Seller has furnished to Buyer a true, correct and complete copy of the certificate of formation, certificate of incorporation, limited liability company agreement, bylaws, partnership agreement and other organizational documents, as applicable, of each Acquired Company and each Subsidiary, as amended to date and currently in effect, certified by their respective managing members, general partner or Secretary, as the case may be.  Each Acquired Company and each Subsidiary has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.

(b)                                 Schedule 3.03(b) hereto sets forth for each Acquired Company and each Subsidiary (i) the legal name of such entity and (ii) its jurisdiction of formation or incorporation, as applicable. Other than the foregoing, PT does not own, directly or indirectly, any securities or other interests issued by any other Person nor does PT have any investment in any other entity except for United States government securities, certificates of deposit, or other cash equivalents and is not a partner or participant in any partnership or joint venture except as set forth on Schedule 3.03(b).

3.04                        Capitalization.

The authorized membership interests, partnership interests, shares of capital stock and other ownership interests, as the case may be, of each Acquired Company and each Subsidiary are as set forth on Schedule 3.04(a). The outstanding membership interests, partnership interests, shares of capital stock and other ownership interests, as the case may be, of each Acquired Company and each Subsidiary are as set forth on Schedule 3.04(b) (collectively, the “Interests”).  Schedule 3.04(b) also sets forth the name of each holder of

Interests and the amounts held by each such holder.  All of the Interests are duly and validly issued and outstanding and are fully paid and nonassessable (if applicable), and, as of the Closing Date, will be free of all Liens and pre-emptive rights and have been issued in compliance with all applicable federal and state laws.  There are no authorized or outstanding options, warrants, rights or other agreements under which any Acquired Company or Subsidiary may be obligated to issue or sell any membership interests, partnership interests, shares of capital stock or other ownership interests, and there are no membership interests, partnership interests, shares of capital stock or other ownership interests of any Acquired Company or Subsidiary convertible or exchangeable for membership interests, partnership interests, shares of capital stock or other ownership interests of any Acquired Company or Subsidiary.

3.05                        Litigation; Compliance with Law.

(a)                                  Except as disclosed on Schedule 3.05(a), (i) there is no litigation or other material claim pending or, to Seller’s Knowledge threatened by, against, affecting or regarding Seller, any Acquired Company or any Subsidiary or their respective businesses, properties or assets, at law or in equity, before any federal, state, local or foreign court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (ii) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting Colfax, Seller or any Acquired Company or Subsidiary with respect to the businesses, properties or assets of CPTG, any Acquired Company or any Subsidiary.  Nothing listed on Schedule 3.05(a), either individually or when aggregated with other listings on such Schedule, could reasonably be expected to have a Material Adverse Effect.

(b)                                 During the time the Acquired Companies and Subsidiaries were owned and operated by Seller, each of the Acquired Companies and the Subsidiaries has conducted and is conducting its business in material compliance with applicable federal, state, local and foreign laws, statutes, ordinances, regulations, rules or orders and other material requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights) except where such failure to be in material compliance with applicable federal, state, local and foreign laws, statutes, ordinances, regulations, rules or orders and other material requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it that would not have a Material Adverse Effect.  To Seller’s Knowledge, none of the Acquired Companies nor any Subsidiary is now charged with, is not now under investigation with respect to, any possible violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the Business, and, to Seller’s Knowledge, each of the Acquired Companies and each Subsidiary has filed all reports required to be filed with any Governmental Authority.

(c)                                  Each of the Acquired Companies and the Subsidiaries has all licenses, permits, franchises, orders, approvals, accreditations, written waivers and other material authorizations as are necessary in order to enable it to own and conduct the Business in all material respects as currently conducted and to occupy and use its real and personal properties except where the failure to have such licenses, permits, franchises, orders, approvals, accreditations, written waivers and other material authorizations which would not be reasonably likely to result in a Material Adverse Effect.  To Seller’s Knowledge, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material rights pertaining to any such license, permit, franchise, order, approval, accreditation, waiver or authorization.

3.06                        Financial Statements and Condition.

(a)                                  Seller and Colfax have caused to be prepared and furnished to Buyer the audited combined balance sheets, statement of operations and comprehensive income, statement of changes in equity and statement of cash flows for Seller as of December 31, 2003 and 2002, and for the three years in the period ended December 31, 2003 (collectively, the “Seller Financial Statements”), copies of which are attached hereto as Schedule 3.06(a).  The audited Seller Financial Statements, including the footnotes thereto, present fairly the financial position of the Seller as of such dates and the results of operations and cash flow for the respective periods indicated and are consistent with the books and records of the Acquired Companies and the Subsidiaries. CPTG is separately managed as part of Colfax Corporation and as such, certain assumptions had to be made in presenting the financial statements of CPTG. Therefore, the audited financial statements included herein may not reflect the combined financial position, operating results, and the cash flows of CPTG in the future or what they would have been had CPTG been a separate, independent entity during the periods presented. The Seller Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles, in accordance with past practices on a consistent basis throughout the periods covered thereby.  The audited Seller Financial Statements are accompanied by the related report of Ernst & Young LLP, independent certified public accountants.

(b)                                 Seller and Colfax caused to be prepared and furnished to Buyer (i) the unaudited, pro forma, combined balance sheets, income statements, statement of changes in equity and statement of cash flows for CPTG as of December 31, 2003 and 2002 and for the two years in the period ended December 31, 2003, (ii) the unaudited, pro forma, combined balance sheets, income statements, statement of changes in equity and statement of cash flows for CPTG for the nine month period ended September 30, 2004 (collectively, the “Financial Statements”), copies of which are attached hereto as Schedule 3.06(b).  The Financial Statements (i) have been prepared in accordance with Generally Accepted Accounting Principles (except for the absence of footnotes thereto and other presentation items and subject to normal and customary year-end audit adjustments), (ii) have been prepared on the basis described on Schedule 3.06(b), and (iii) present fairly the financial position of CPTG as of such dates and the results of operations on a pro forma basis for the respective periods indicated.  CPTG is separately managed as part of Colfax Corporation and as such, certain assumptions had to be made in presenting the financial statements of CPTG. Therefore, the Financial Statements included herein may not reflect the combined financial position, operating results, and the cash flows of CPTG in the future or what they would have been had CPTG been a separate, independent entity during the periods presented.

(c                                      To Seller’s Knowledge, there are no significant deficiencies in the design or operation of internal controls that would be reasonably likely to materially adversely affect CPTG’s ability to record, process, summarize and report financial data and there have been no significant changes in internal controls since December 31, 2003.

3.07                        Intellectual Property; Licenses.

(a)                                  Schedule 3.07(a) contains a true and complete listing of all franchises, licenses, trademarks, trademark registrations and applications, trade names, patents, patent applications, patent licenses, software licenses (excluding licenses for commercially available software pursuant to commercially reasonable terms for a license fee of no more than $10,000), service marks, service mark registrations and applications, copyright registrations and applications and domain names owned by the Acquired Companies and the Subsidiaries (“Scheduled Intellectual Property”).  To Seller’s Knowledge, the Acquired Companies or one of the Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, the Scheduled Intellectual Property and all other intellectual property and software, including trade secrets, (the Scheduled Intellectual Property and all other intellectual property of the Acquired Companies and the Subsidiaries collectively referred to as “Intellectual Property”) used, sold or licensed by the Acquired Companies or the Subsidiaries in their businesses as currently conducted, free and clear of all Liens.  Except as set forth in Schedule 3.07(a), (i) no other Person has an interest in or right or license to use, or the right to license any other Person to use, any of the Intellectual Property of the Acquired Companies or the Subsidiaries, (ii) there are no claims or demands of any other Person pertaining to any of the Intellectual Property of the Acquired Companies or the Subsidiaries and no proceedings have been instituted, or are pending or, to Seller’s Knowledge, threatened, which challenge any Acquired Company’s or Subsidiary’s rights in respect thereof or which challenge the validity thereof, (iii) to Seller’s Knowledge, none of the Intellectual Property of any Acquired Company or any Subsidiary is being infringed or has been misappropriated by another Person, (iv) none of the Intellectual Property of any Acquired Company or any Subsidiary is subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation, (v) no Claim has been made and is currently pending or is threatened charging any Acquired Company or any Subsidiary with infringement or misappropriation of any intellectual property of any other Person and (vi) to Seller’s Knowledge, the operation of the Acquired Companies’ and the Subsidiaries’ respective businesses, as currently conducted by each of them, including the manufacture, use, sale, importation, possession, disclosure, copying, licensing or distribution of any products, services or Intellectual Property, does not infringe, misappropriate, violate or otherwise conflict with any patent, trademark, copyright, trade secret or any other intellectual property right of any other Person.

(b)                                 To Seller’s Knowledge, each of the Acquired Companies and the Subsidiaries has the right to use, free and clear of any litigation or claims or rights of any other Person, all trade secrets, customer lists, manufacturing and secret processes and know-how (if any) required for or used in the manufacture or marketing of all products services being sold, provided, manufactured, or under development by it, including products licensed from other Persons.  Any payments required to be made by any Acquired Company or any Subsidiary for the use of such trade secrets, customer lists, manufacturing and secret processes and know-how are described in Schedule 3.07(b).  To Seller’s Knowledge, no Acquired Company or Subsidiary is in any way making an unlawful or wrongful use of any confidential information, know-how, or trade secrets of any other Person, including without limitation any former employer of any present or past employee of Seller, any Acquired Company or any Subsidiary.

3.08                        Property, Assets, and Leases.

(a)                                  Except as disclosed on Schedule 3.08(a), each of the Acquired Companies and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, the property and assets used and necessary in the Business as it is currently conducted or reflected in the Financial Statements.  At the Closing, the property and assets of the Acquired Companies and the Subsidiaries will constitute all material rights, properties, and other assets that are necessary to conduct the Business as it was conducted in the Ordinary Course of Business immediately prior to the Closing.  To Seller’s Knowledge, all material tangible personal property owned by the Acquired Companies and Subsidiaries is in good working order and condition, ordinary wear and tear excepted.

(b)                                 Real Property listed on Schedule 3.08(b) comprises all real property owned or leased by the Acquired Companies or the Subsidiaries in the conduct of the Business.  With respect to each such parcel of Real Property owned by the Acquired Companies or the Subsidiaries, (i) there are no pending or, to Seller’s Knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting the current use or occupancy thereof, (ii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of the parcel of real property, except as disclosed on Schedule 3.08(b)(ii), and (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

(c)                                  To Seller’s Knowledge, Schedule 3.08(c) contains a complete list of all leases and subleases pursuant to which the Acquired Companies or the Subsidiaries lease personal property for the Acquired Companies that require payment of One Hundred Thousand Dollars ($100,000) or more per year.  All leases listed on Schedule 3.08(c) are valid and binding against the applicable Acquired Company or Subsidiary, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of law or equity), and, to Seller’s Knowledge, are in full force and effect.  All material leased personal property of the Acquired Companies and the Subsidiaries is in the condition required of such property by the terms of the lease or sublease applicable thereto.

3.09                        Conflicts.

The execution and delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not conflict with or result in the violation of any law, ordinance, regulation, order, judgment, injunction or decree applicable to Colfax, Seller, any Acquired Company or any Subsidiary or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any organizational documents of Colfax, Seller, any Acquired Company or any Subsidiary or any material contract, agreement, lease, commitment, permit or understanding to which Colfax, Seller, any Acquired Company or any Subsidiary is a party or by which any such party is bound, or result in the acceleration of, or obligation to make any material payment or any material indebtedness of such parties or in the creation of any material encumbrance or Lien upon the assets of the Acquired Companies or the Subsidiaries, except where such conflicts, violations, breach, default or acceleration would not reasonably be expected to result in a Material Adverse Effect.

3.10                        Taxes.

(a)                                  Except as disclosed on Schedule 3.10(a), all Tax Returns of or with respect to the Acquired Companies or the Subsidiaries (or any Affiliated Group of which any of the Acquired Companies or the Subsidiaries is or was a member) required to be filed have been timely filed or timely requests for extensions of time to file have been filed (and such Tax Returns have been filed within the period set by such extension), and such returns are true, correct and complete in all material respects.  All Taxes payable by or with respect to the Acquired Companies or the Subsidiaries (or any Affiliated Group of which any of the Acquired Companies or the Subsidiaries is or was a member) which have become due have been fully and timely paid or have been adequately reserved on the Financial Statements in accordance with GAAP.

(b)                                 Except as disclosed on Schedule 3.10(b), Schedule 3.10(b)  lists all income and franchise, and all other filed Tax Returns which generally report at least either $100,000  of Taxes due or $100,000 of revenue on an annual basis filed with respect to the Acquired Companies and the Subsidiaries.  Seller has made available to Buyer or its representatives complete copies of the relevant portions of all income and franchise, and other such Tax Returns of, examination reports relating to, and statements of deficiencies assessed against or agreed to by, the Acquired Companies or the Subsidiaries.

(c)                                  The Acquired Companies and the Subsidiaries are not a party to any pending action or proceeding, and, to Seller’s Knowledge, there is no action or proceeding threatened by any government or authority against the Acquired Companies or the Subsidiaries for assessment or collection of Taxes.

(d)                                 Except as disclosed on Schedule 3.10(d), neither the Acquired Companies, the Subsidiaries nor any Person on their behalf have waived any statute of limitations in respect of Taxes or agreed to, or become a party to, any extension of time with respect to a Tax assessment or deficiency or the period for filing any Tax Return.

(e)                                  Except as disclosed on Schedule 3.10(e), all deficiencies asserted or assessments made as a result of any examinations by any Governmental Authority of the Tax Returns of, or with respect to the Acquired Companies or the Subsidiaries have been fully paid.  The Company has not received any notice from any Governmental Authority that it intends to conduct such an audit or investigation.  To Seller’s Knowledge, no issue has been raised by a Governmental Authority in any prior examination of, or relating to, the Acquired Companies or the Subsidiaries which, by application of the same or similar principles, would reasonably be expected to result in a proposed deficiency or affect the Tax treatment of the Acquired Companies or the Subsidiaries for any subsequent taxable period.

(f)                                    Except as disclosed on Schedule 3.10(f), none of the Acquired Companies or the Subsidiaries have been a member of an Affiliated Group other than the Affiliated Group of which Colfax, an Acquired Company or Subsidiary is the common parent, and the Acquired Companies and the Subsidiaries do not have any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) (other than as a member of such group).

(g)                                 The Acquired Companies and the Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over under all applicable Laws.

(h)                                 No claim has been made by a Governmental Authority in a jurisdiction in which the Acquired Companies or the Subsidiaries do not currently file a Tax Return such that the Acquired Companies or the Subsidiaries may be subject to taxation by that jurisdiction.

(i)                                     There are no Liens for Taxes upon the Assets of the Acquired Companies or the Subsidiaries.

(j)                                     None of the Acquired Companies or the Subsidiaries are subject to private letter rulings of the Internal Revenue Service.

(k)                                  Neither the Acquired Companies, the Subsidiaries nor any Person on their behalf have (i) agreed, are required or have any application pending, to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or have received notice that any Governmental Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(l)                                     Except as disclosed on Schedule 3.10(l), none of the property owned by the Acquired Companies or the Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(m)                               Except as disclosed on Schedule 3.10(m), none of the Acquired Companies or the Subsidiaries are a party to or bound by any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which Buyer or any of its Affiliates (including the Acquired Companies and the Subsidiaries) will have any obligation to make any payments after the Closing.

(n)                                 None of the Acquired Companies or the Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under

Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)                                 None of the Acquired Companies or Subsidiaries created under the laws of the United States has a permanent establishment other than in the United States, except to the extent of entities which are disregarded as separate from their owner under Treasury Regulation Section 301.7701-3.  None of the Acquired Companies or the Subsidiaries created under the laws of a jurisdiction other than the United States has a permanent establishment in any jurisdiction other than the jurisdiction in which they were created or organized.

(p)                                 None of the Acquired Companies or Subsidiaries was a passive foreign investment company, within the meaning of Section 1297, during the period equity in such entity was held, directly or indirectly, by the Seller or its predecessors.

(q)                                 To the extent that any of the Acquired Companies or the Subsidiaries were treated as an “S corporation” or “Qualified Subchapter S Subsidiaries,” as applicable, within the meaning of Section 1361 of the Code, on any Tax Return for any taxable period, such Acquired Companies or the Subsidiaries qualified for such treatment for federal income purposes.

(r)                                    For U.S. federal income tax purposes, Ameridrives Enterprises MPT Holdings L.P. and Ameridrives International L.P. have always qualified for treatment as a partnership, and to the extent that any of the Acquired Companies or the Subsidiaries were treated as entities disregarded as separate from their owners, as applicable, on any Tax Return for any taxable period, such Acquired Companies or the Subsidiaries qualified for such treatment for federal income tax purposes.

3.11                        Employee Benefit Plans.

(a)                                  Schedule 3.11(a) sets forth a true and complete list of all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), all severance pay, salary continuation, change in control, retention, material employment or material consulting, bonus, equity, pension, redundancy, profit sharing, deferred compensation, employee loan, retiree welfare, fringe benefit and all other employee benefit plans, programs, agreements, policies or arrangements, in each case including any funding mechanism now in effect, whether or not subject to ERISA, whether formal or informal, under which (i) any current or former employee, director, officer, independent contractor or consultant of the Acquired Companies or the Subsidiaries has any present or future right to benefits and which are contributed to, entered into, sponsored by or maintained by Colfax, Seller, the Acquired Companies or the Subsidiaries, or any member of their respective Controlled Group (as defined below), or (ii) the Acquired Companies or the Subsidiaries have had or have any present or, to Seller’s Knowledge, future liability (each, a “Company Benefit Plan”).  Schedule 3.11(a) separately identifies each Company Benefit Plan that is maintained in the United States (each, a “Company U.S. Benefit Plan”), and each Company Benefit Plan that is not a Company U.S. Benefit Plan (each, a “Company Foreign Benefit Plan”).

(b)                                 Current, accurate and complete copies (or, as to clause (i) of this sentence, to the extent no copy exists, an accurate description) of the following materials have been made available to Buyer with respect to each Company Benefit Plan, to the extent applicable:  (i) current plan documents, any amendments and any related trust agreement, group annuity contract or other funding instrument, (ii) the most recent determination letter from the Internal Revenue Service (“IRS”), (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees, and (iv) for the two (2) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.

(c)                                  Except as set forth in Schedule 3.11(c):  (i) the Company Benefit Plans have been established and administered in compliance in all material respects with their terms and the applicable requirements of ERISA, the Code, and other applicable Laws; (ii) each Company Benefit Plan and related trust that is intended to be qualified within the meaning of Section 401 or 501, as applicable, of the Code is so qualified and has received or has timely applied for a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Acquired Companies or the Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c) (m) or (o) of the Code, or which would be considered to be a single employer with that entity pursuant to Section 4001(b) of ERISA), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (iv) no “reportable event” (as such term is defined in Section 4043 of the Code), non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code), or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan; (v) all premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; and (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or could reasonably be expected to be incurred by any of the Acquired Companies or the Subsidiaries.

(d)                                 No insurance policy funding any Company Benefit Plan provides for a retroactive rate adjustment or loss sharing arrangement that would result in material liability to Buyer, the Acquired Companies or the Subsidiaries.

(e)                                  Except as set forth in Schedule 3.11(e), no Company Benefit Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and neither the Acquired Companies nor the Subsidiaries, nor any member of their Controlled Group, has at any time in the preceding six years withdrawn from a multiemployer plan.

(f)                                    With respect to any Company Benefit Plan, except as set forth in Schedule 3.11(f):  (i) there are no pending or, to Seller’s Knowledge, threatened claims or proceedings, other than routine claims for benefits in the ordinary course by participants and beneficiaries; (ii) to Seller’s Knowledge, no facts or circumstances exist that could give rise to any such claims or proceedings; (iii) no written or oral communication has been received from the PBGC in respect of any Company Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other proceeding by the Department of Labor, the PBGC, the IRS or other Governmental Authorities is pending, to Seller’s Knowledge, threatened, or in progress (including, without limitation, amnesty proceedings or any routine requests for information from the PBGC).

(g)                                 Except as set forth in Schedule 3.11(g), no Company Benefit Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other events), would (i) entitle any Continuing Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) with respect to any Company Employee (and except as specifically contemplated herein), accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans.

(h)                                 Except as set forth in Schedule 3.11(h), there is no contract, plan or arrangement (written or otherwise) covering any Continuing Employee that, individually or collectively, could give rise to the payment of any amount that would be nondeductible pursuant to Section 280G of the Code or could give rise to the payment of any amount in respect of Code Section 4999, nor will any of the transactions contemplated by this Agreement result in any amounts that are not deductible pursuant to Section 280G of the Code or the payment of any amount in respect of Code Section 4999.

(i)                                     Except as set forth in Schedule 3.11(i) none of the Acquired Companies or the Subsidiaries has employed or employs any “leased employees” as defined in Section 414(n) of the Code.

(j)                                     Except as set forth in Schedule 3.11(j), with respect to each Company Foreign Benefit Plan: (i) each such plan that is intended to be tax qualified or tax registered is so qualified or registered, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or registration; (ii) all Company Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Company Foreign Benefit Plans, adequate reserves have been established on the accounting statements of the applicable Acquired Company or Subsidiary; and (iii) no material liability or obligation of the Acquired Companies or the Subsidiaries exists with respect to such Company Foreign Benefit Plans that has not been disclosed on Schedule 3.11(j).

(k)                                  All contributions (including all employer contributions and employee salary reduction contributions) to and payments from any Company Benefit Plan in respect of any Continuing Employee that are required in accordance with the terms of such Company Benefit Plan, any related document, the Code or ERISA have been timely made, or, if not yet due, have been properly reflected in the Financial Statements; and (ii) all such contributions to, and payments from, any Company Benefit Plan, except those to be made from a trust qualified under Section 401(a) of the Code, that are required to be made as of the Closing Date will be made on or prior to the Closing Date.

3.12                        Acquired Companies’ Contracts.

Set forth in Schedule 3.12 is a list, as of the date hereof, of the following agreements that relate to the Acquired Companies and the Subsidiaries (the “Company Contracts”):

(a)                                  Each agreement to which any Acquired Company or Subsidiary is a party, requiring payments in excess of Five Hundred Thousand Dollars ($500,000) in any twelve month period;

(b)                                 Each agreement covering the lease, purchase or service of tangible personal property to which any Acquired Company or Subsidiary is a party, requiring payment in excess of Five Hundred Thousand Dollars ($500,000) in any twelve month period;

(c)                                  Each agreement to which any Acquired Company or Subsidiary is a party, with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

(d)                                 Each management, consulting, employment, severance, collective bargaining or similar agreement, to which any Acquired Company or Subsidiary is a party, other than (i) agreements terminable at will without any penalty or other payment and (ii) the success fee agreements entered into between Colfax and certain employees (which shall be paid by Colfax);

(e)                                  Each material agreement with any manufacturer’s representative, distributor, sales agent or OEM partner which generated revenues in excess of $1 million dollars during the last twelve (12) months;

(f)                                    Each contract or agreement for the sale of any commodity, product, material, equipment, or other personal property, or the furnishing by any Acquired Company or Subsidiary of any service, other than contracts with customers entered into in the Ordinary Course of Business;

(g)                                 Each plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

(h)                                 Each material contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

(i)                                     Each contract or agreement concerning a partnership or joint venture with one or more Persons;

(j)                                     Each confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the freedom of any Acquired Company or Subsidiary to compete in any material CPTG line of business in any location or with any Person, other than immaterial agreements entered into in the Ordinary Course of

Business and standard OEM agreements entered into in the Ordinary Course of Business which contain customary limitations;

(k)                                  Each material license agreement (as licensor or licensee);

(l)                                     Each material agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person (other than lawful indemnification provisions contained in the charters, bylaws or other formation documents of the Acquired Companies and the Subsidiaries);

Each of the Company Contracts is valid, binding and enforceable against the Acquired Company or Subsidiary, as the case may be, in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or together similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (whether or not considered in a court of law or equity), and is in full force and effect.  To Seller’s Knowledge, there are no existing material defaults by any Acquired Company or Subsidiary under any of the Company Contracts and, to Seller’s Knowledge, no event has occurred (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any of the Company Contracts by any other party thereto.

3.13                        Environmental Matters.

3.13                        Environmental Matters.

Except as set forth in Schedule 3.13 and except for the Known Environmental Conditions:

(a)                                  Since the date it became owned by Colfax, Seller or an Affiliate, the Acquired Companies and the Subsidiaries, have been and are in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required by Environmental Laws (collectively, Environmental Permits”), except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect.  A true and correct list of all such Environmental Permits currently maintained by the Acquired Companies and the Subsidiaries is set forth in Schedule 3.13.

(b)                                 To Seller’s Knowledge, there is no material contamination at, on, or under the Real Property or any property formerly owned, operated or leased by any of the Acquired Companies or Subsidiaries that requires investigation, monitoring, remediation or removal pursuant to Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

(c)                                  Except for matters that would not reasonably be expected to have a Material Adverse Effect, since the date it became owned by Colfax, Seller or an Affiliate, no Acquired Company or Subsidiary has received a written information request or notice of potential responsibility from a Governmental Authority or has received notice that it is the subject of any pending or, to Seller’s Knowledge, threatened claim, demand, proceeding, suit, investigation, action, cause of action, complaint, directive, or citation from any Governmental

Authority or Person arising out of or related to any of the following matters:  (i) the investigation, monitoring, remediation, removal, or release of, or exposure to, Hazardous Substances at, on, under, above, from, or about any Real Property; (ii) the off-site release, treatment, transportation, storage or disposal of Hazardous Substances originating from the business or assets of the Acquired Companies or Subsidiaries; or (iii) any violations or alleged violations of Environmental Laws or Environmental Permits.

(d)                                 During the period that Colfax owned and operated the Acquired Companies and Subsidiaries, none of the Acquired Companies or the Subsidiaries has manufactured or otherwise distributed into commerce any product containing asbestos.

(e)                                  Seller and Colfax have made available or provided and delivered to Buyer copies of all material environmental health and safety assessments, audits, investigations, documents and reports, including the EKI Documents, to the extent in Seller’s or the Acquired Companies’ possession, custody or control that relate to any environmental or Hazardous Material Claim involving the Acquired Companies or the Subsidiaries, the environmental condition of the Real Property or compliance with Environmental Laws by the Acquired Companies and the Subsidiaries.

Notwithstanding any other provision of this Agreement, this Section 3.13 sets forth the sole and exclusive representations and warranties of Seller and Colfax with respect to Environmental Laws, Hazardous Substances or any environmental matter.

3.14                        Bank Accounts; Accounts Receivable.

Schedule 3.14 is an accurate list of all bank accounts, safe deposit boxes and lock boxes maintained by each Acquired Company and Subsidiary and the authorized signatories therefor.  Except as set forth in Schedule 3.14 attached hereto, none of the Acquired Companies or Subsidiaries has any accounts receivable or loans or notes receivable from any Affiliates or from any of its officers, directors, consultants, employees, agents or equityholders.  The accounts receivable reflected on the Financial Statements arise from sales related to the Business.

3.15                        No Brokers.

Except for the compensation payable to Merrill Lynch & Co., Inc. in connection with the transactions contemplated by this Agreement, which is to be paid solely by Colfax, no broker, finder or similar agent has been retained by or to act on behalf of Seller or Colfax, and no Person other than Merrill Lynch & Co., Inc. is entitled to any brokerage commission, finder’s fee or any similar compensation for services provided to Colfax, Seller, the Acquired Companies or the Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.16                        Labor Matters.

(a)                                  Except as set forth in Schedule 3.16(a), (i) none of the Acquired Companies or the Subsidiaries is a party to any collective bargaining agreement nor is any such contract or agreement presently being negotiated, (ii) none of the Acquired Companies or the

Subsidiaries is in material breach of any collective bargaining agreement, (iii) within the past three (3) years, there has been no labor strike, work stoppage, or lockout in effect, or, to Seller’s Knowledge, threatened against the Acquired Companies or the Subsidiaries, (iv) to Seller’s Knowledge, there are no material grievances or other material labor disputes or proceedings pending or threatened against the Acquired Companies or the Subsidiaries or involving any Continuing Employee, (v) there are no material unfair labor practice charges, grievances or complaints, actions, inquiries, proceedings or investigations pending or, to Seller’s Knowledge, threatened against the Acquired Companies or the Subsidiaries by or on behalf of any Continuing Employee and (vi) the Acquired Companies and the Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), and all other notification and bargaining obligations arising under any collective bargaining agreement or statute.  Except as disclosed in Schedule 3.16(a), there are no organizing activities (including any demand for recognition or certification proceedings) pending or, to Seller’s Knowledge, threatened to be brought or filed with the U.S. National Labor Relations Board or other labor relations tribunal or any Governmental Authority involving an Acquired Company or a Subsidiary.

(b)                                 The Acquired Companies and the Subsidiaries and, with respect to the Business, Seller and its subsidiaries are in material compliance with all applicable Laws, governmental orders, agreements, contracts and policies relating to the employment of their respective employees, including all such Laws and governmental orders relating to wages, hours, collective bargaining, compensation, benefits, terms and conditions of employment, termination or employment, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social contribution taxes and similar Taxes.

(c)                                  No Acquired Company or Subsidiary is, and, with respect to the Business, nor is Colfax, Seller or any of their subsidiaries, a party to or otherwise bound by, any consent decree with, or citation by, any Governmental Authority related to employees or employment practices.

3.17                        No Undisclosed Liabilities.

Except as set forth in the balance sheet dated September 30, 2004 (the “Balance Sheet Date”) and delivered pursuant to Section 3.06 hereto, there are no material liabilities of any Acquired Company or Subsidiary other than (i) liabilities set forth on Schedule 3.17, (ii) liabilities that will be provided for in the Closing Statement which were incurred in the Ordinary Course of Business since the Balance Sheet Date in accordance with the terms of this Agreement; (iii) the Retained Liabilities, (iv) liabilities specifically disclosed herein on any schedule hereto in a manner sufficient for a reasonably prudent person to understand that a liability exists, and (v) other non-material undisclosed liabilities which would not have a Material Adverse Effect.

3.18                        Debt Instruments.

Schedule 3.18 lists all material mortgages, indentures, notes, guarantees and other agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) to which any Acquired Company or Subsidiary is a party as debtor or guarantor or which have been assumed by any Acquired Company or Subsidiary or to which any assets of any Acquired Company or Subsidiary are subject.  Each Acquired Company and Subsidiary has performed all the material obligations required to be performed by any of them to date and is not in material default in any respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

3.19                        Conduct of Business; Absence of Material Adverse Change.

Except as contemplated by or in connection with this Agreement or as permitted by Section 5.01 or set forth on Schedule 3.19, since the Balance Sheet Date:

(a)                                  there has not been any damage, destruction or loss whether or not covered by insurance, with respect to the property and assets of the Acquired Companies or the Subsidiaries having a replacement cost of more than One Hundred Thousand Dollars ($100,000) for any single loss;

(b)                                 there has not been any material change by any Acquired Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(c)                                  no Acquired Company and no Subsidiary has entered into any transaction or contract or incurred any obligation or liability involving the expenditure of more than One Hundred Thousand Dollars ($100,000) or conducted its business other than in the Ordinary Course of Business;

(d)                                 no Acquired Company and no Subsidiary has mortgaged, pledged or subjected to any Lien any asset, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any of its assets for which the aggregate consideration paid or payable in any individual transaction was in excess of One Hundred Thousand Dollars ($100,000) other than in the Ordinary Course of Business;

(e)                                  no Acquired Company and no Subsidiary has canceled or compromised any debt or claim with a value, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000) or amended, canceled, terminated, relinquished, waived or released any contract or right involving the expenditure of more than One Hundred Thousand Dollars ($100,000) other than in the Ordinary Course of Business;

(f)                                    there has not been any material write-down or write-up of the value of any inventory or equipment of any Acquired Company or Subsidiary other than in the Ordinary Course of Business;

(g)                                 no Acquired Company and no Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of One Hundred Thousand Dollars ($100,000), other than in the Ordinary Course of Business;

(h)                                 no Acquired Company and no Subsidiary has instituted or settled any legal proceeding in which equitable relief was sought or in which claimed damages exceeded One Hundred Thousand Dollars ($100,000);

(i)                                     to Seller’s Knowledge, there has not been any change in the business, assets, properties, results of operations, or condition (financial or otherwise) of any Acquired Company or Subsidiary that, by itself or in conjunction with all other such changes, has been or is reasonably likely to have a Material Adverse Effect (including, by way of example and not of limitation, the loss of any significant distributor, customer or vendor, any announcement of new material competitive developments, or the announced intention on the part of any key employee of any Acquired Company or Subsidiary to leave employment);

(j)                                     there has not been any postponement or delay in payment of any material accounts payable or other material liability of any Acquired Company or any Subsidiary other than in the Ordinary Course of Business;

(k)                                  there has been no increase in the compensation or benefits payable or to become payable to any officer or employee, no amendment of any Company Benefit Plan, and no establishment of any new Company Benefit Plan, other than (i) in the Ordinary Course of Business or (ii) to comply with Law;

(l)                                     there have been no labor strikes, work stoppages or lockouts against the Acquired Companies or the Subsidiaries;

(m)                               there have been no resignations of employment by or terminations of employment of any member of the executive management team of CPTG; and

(n)                                 other than in connection with the corporate reorganization of CTPG in 2004, there have been no issuances of any ownership interests by any Acquired Company or Subsidiary or material changes to the organizational documents of any Acquired Company or Subsidiary.

3.20                        Insurance.

Schedule 3.20 attached hereto sets forth a summary of all insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any plan described in Section 3.11, and bond and surety arrangements) to which any Acquired Company or Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage during the lesser of (i) the past three (3) years or (ii) the time that Colfax owned the Acquired Company or Subsidiary and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements.  To Seller’s Knowledge, during the past three (3) years, CPTG’s insurance premiums have not materially increased disproportionately to increases in the insurance industry generally.  During the past three (3) years, neither Colfax nor Seller has received notice of any rejected material insurance claims applicable to the Acquired Companies and Subsidiaries and, to Seller’s Knowledge, there have been no rejected material insurance claims.

3.21                        Records and Books.

The minute books of each Acquired Company and Subsidiary have previously been made available to Buyer and accurately record all material corporate or other actions required to be taken by the stockholders, members, managers, boards of directors and committees thereof, as applicable, from the date of organization through the date hereof.

3.22                        Customers and Suppliers.

Schedule 3.22 sets forth the ten (10) largest suppliers and ten (10) largest customers of the Business in the calendar year 2003 (the “Large Suppliers and Customers”).  Except as reflected in Schedule 3.22, no supplier is a material sole source of supply to the Business.  To Seller’s Knowledge, the relationships of each Acquired Company and Subsidiary with their suppliers and customers are good commercial working relationships and no Acquired Company or Subsidiary has received any written notice from any of the Large Suppliers and Customers that it intends to terminate its relationship with the Acquired Company or Subsidiary or that it intends to materially diminish the amount of products it purchases from CPTG.

3.23                        Transactions with Interested Persons.

Except as disclosed on Schedule 3.22, with respect to any material customer, competitor or supplier of any Acquired Company or Subsidiary, or any organization which has a material contract or arrangement with any Acquired Company or Subsidiary, no executive officer or director of any Acquired Company, Subsidiary or Affiliate of Colfax (i) owns, either individually or jointly, more than five percent (5%) of the outstanding capital stock of such business if it is a publicly traded company, (ii) owns any material interest in such business, or (iii) serves as an executive officer or director of such business.

3.24                        Company Products.

To Seller’s Knowledge, during the last three (3) years, there have been no recalls ordered by any Government Authority with respect to any product manufactured by any Acquired Company or Subsidiary (collectively, “Company Products”) and no material customer complaints regarding any class of Company Products.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer represents and warrants to Seller and Colfax as of the date hereof as follows:

4.01                        Organization and Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.02                        Authorization.

Buyer has all requisite power and authority to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized and approved by all necessary actions of Buyer.  This Agreement constitutes, and upon execution and delivery, each other agreement and instrument contemplated hereby will constitute, a valid and binding agreement and obligation of Buyer enforceable against it in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.03                        Absence of Litigation; Compliance With Laws.

There is no action, suit, investigation, claim, arbitration or litigation pending or, to the Knowledge of Buyer, threatened, that questions the validity of this Agreement or any action taken or to be taken by Buyer in connection herewith.

4.04                        Investment Intent.

The LLC Interests are being purchased for Buyer’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

4.05                        Experience.

Buyer has specific knowledge and experience in financial and business matters related to the Business such that it is capable of evaluating the merits and risks of its purchase of the LLC Interests.  Buyer is an “accredited investor” within the meaning of Rule 501 under the Act.  Buyer understands and is able to evaluate its investment in the Business and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the LLC Interests for an indefinite period of time, inasmuch as the LLC Interests have not been registered under the Act or any state securities laws).

4.06                        No Brokers.

No broker, finder or similar agent has been retained by or to act on behalf of Buyer and no Person is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with services provided to Buyer in connection with this Agreement or the transactions contemplated hereby.

4.07                        Financial Ability to Perform.

Buyer has delivered to Seller complete and accurate copies of the commitment letter dated October 25, 2004 from Jefferies & Company, Inc. evidencing its commitment to provide the Buyer debt financing for the transactions contemplated by this Agreement (the “Financing Commitment”).  The Financing Commitment has not been modified or terminated since delivery to Seller and the Financing Commitment remains in full force and effect in accordance with its terms.  Upon the satisfaction of the conditions set forth in Article VI (except for those conditions not capable of being satisfied until Closing) and Buyer’s receipt of the funds contemplated by the Financing Commitment, Buyer will have sufficient funds available to deliver the Purchase Price and to consummate the transactions contemplated by this Agreement.

4.08                        No Reliance.

The purchase of the LLC Interests by the Buyer and the consummation of the transactions contemplated hereunder by the Buyer are not done in reliance upon any warranty or representation by, or information from, Seller, Colfax or Acquired Companies of any sort, oral or written, except the warranties or representations specifically set forth in the Agreement (including the schedules and exhibits hereto) and in any certificates required to be delivered to the Buyer by the Seller hereunder and thereunder.

ARTICLE V

COVENANTS AND AGREEMENTS

5.01                        Interim Operations of the Acquired Companies and the Subsidiaries.

From the date hereof until the Closing Date, except as contemplated by any other provision of this Agreement or as set forth in Schedule 5.01, unless Buyer consents in writing prior thereto, Seller shall cause each of the Acquired Companies and the Subsidiaries to operate in the Ordinary Course of Business.

Each Acquired Company and Subsidiary shall not, and Seller shall not cause or allow any Acquired Company or Subsidiary to:

(a)                                  incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Persons, except for obligations incurred in the Ordinary Course of Business;

(b)                                 acquire or dispose of any assets except in the Ordinary Course of Business;

(c)                                  enter into any agreements, commitments or contracts, except agreements, commitments or contracts made in the Ordinary Course of Business;

(d)                                 engage in any transactions with, or enter into any contracts or agreements with, any Affiliates except as set forth on Schedule 5.01(d) or in the Ordinary Course of Business;

(e)                                  other than in the Ordinary Course of Business, (i) materially increase the annual level of compensation of any employee of any Acquired Company or Subsidiary, (ii) materially increase the annual level of compensation payable or to become payable by any Acquired Company or Subsidiary to any of their respective executive officers, (iii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (iv) materially increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the Continuing Employees or otherwise modify or amend or terminate any such plan or arrangement or (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Acquired Company or Subsidiary is a party or involving a director, officer or employee of any Acquired Company or Subsidiary in his or her capacity as a director, officer or employee of any Acquired Company or Subsidiary;

(f)                                    except where the following will not have a Material Adverse Effect on the operations of the Acquired Companies after the Closing Date, make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(g)                                 subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of any Acquired Company or Subsidiary;

(h)                                 enter into any merger or consolidation with any corporation or other entity other than in connection with the consolidation of the Seller’s ownership of CPTG assets for purposes of the transactions contemplated herein;

(i)                                     engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(j)                                     cancel or compromise any material debt or claim or waive or release any material right of any Acquired Company or Subsidiary;

(k)                                  enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization, other than in the Ordinary Course of Business;

(l)                                     introduce any material change with respect to the operation of the Business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business;

(m)                               enter into any transaction or Contract, or modify or renew any existing Contract, which by reason of its size or otherwise is not in the Ordinary Course of Business;

(n)                                 enter into any Contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of CPTG to operate or expand the Business, or the ability of Buyer to compete with or conduct any business or line of business in any geographic area other than standard OEM contracts entered into in the Ordinary Course of Business which contain customary limitations;

(o)                                 enter into, adopt, amend or terminate any Contract relating to the compensation or severance of any of its employees, except to the extent required by Law or any existing agreements that have been previously disclosed to Buyer;

(p)                                 declare, set aside, make or pay any non-cash dividend or other non-cash distribution other than in connection with the consolidation of the Seller’s ownership of CPTG assets for purposes of the transactions contemplated herein; or

(q)                                 agree to do anything prohibited by this Section 5.01 or anything which would make any of the representations and warranties of Seller or Colfax in this Agreement untrue or incorrect in any material respect.

Each Acquired Company and Subsidiary shall, and Seller shall cause each Acquired Company or Subsidiary to use their reasonable commercial efforts to:

(a)                                  (i) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of each Acquired Company and Subsidiary and (ii) preserve the present relationships with Persons having business dealings with any Acquired Company or Subsidiary (including, without limitation, customers and suppliers);

(b)                                 maintain all of the material assets and properties of each Acquired Company and Subsidiary in their current condition, ordinary wear and tear excepted; and

(c)                                  (i) maintain the books, accounts and records of each Acquired Company and Subsidiary in the Ordinary Course of Business, (ii) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (iii) comply with all contractual and other obligations applicable to the operation of each Acquired Company and Subsidiary.

5.02                        Reasonable Access; Confidentiality.

(a)                                  From the date hereof until the Closing, Seller shall cause each Acquired Company and Subsidiary to give Buyer and its representatives (including its attorneys, agents and lenders or other sources of financing), upon reasonable notice to Seller, access to the assets, properties, books, records, agreements, employees and commitments of the Acquired Companies and the Subsidiaries and permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Acquired Companies and the Subsidiaries as Buyer may from time to time reasonably request.

(b)                                 Any information provided to or obtained by Buyer pursuant to paragraph (a) above is “Information” as defined under the Confidentiality Agreement, dated May 13, 2004, among the Colfax and Buyer (the “Confidentiality Agreement”), and is to be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c)                                  Each of Seller, Colfax and Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

5.03                        Employment.

Effective as of the Closing Date, Buyer shall cause the Acquired Companies and the Subsidiaries to continue to employ, on the terms required by Section 5.04, all individuals who are employed by the Acquired Companies and the Subsidiaries immediately prior to the Closing Date, including those who are on lay-off, leaves of absence, or short-term disability (collectively, “Continuing Employees”).  Notwithstanding the foregoing, nothing contained in this Section 5.03 shall require Buyer to continue to employee any individual after the Closing Date.

5.04                        Compensation and Employee Benefits.

(a)                                  In General.  Buyer shall cause each Continuing Employee who remains employed after the Closing Date to have employment terms and conditions including compensation and employee benefits which, in the aggregate, are at least as favorable to such Continuing Employee as to those provided to the Continuing Employees immediately prior to the Closing Date.  Compensation and benefits shall not be decreased for a period of at least 12 months following the Closing Date for any Continuing Employee employed during that period except as a result of collective bargaining.  Buyer shall assume all of the Acquired Companies’ obligations to Continuing Employees, including, but not limited to, assumption of certain employee transition agreements described on Schedule 5.04(a) (the “Transition Agreements”).  Subject to the foregoing and the other provisions of this Section 5.04, Buyer has the right to determine the compensation and employee benefits of the Continuing Employees. Buyer shall be responsible as of the Closing Date for all liability, obligations and Claims arising after the Closing Date which arise from or relate to any employment agreements, retention agreements or collective bargaining agreements; any grievances, arbitrations or unfair labor practice charges; and any alleged violation of Law. Seller and Colfax shall be responsible for all liability, obligations and Claims arising prior to and including the Closing Date which arise from or relate to any employment agreements, retention agreements or collective bargaining agreements; any grievances, arbitrations or unfair labor practice charges; or any alleged violations of Law.

(b)                                 Service Credit.  For purposes of any employee benefit plan, program or arrangement established for or made available to Continuing Employees by Buyer (the “Buyer Plans”), Buyer shall credit such Continuing Employees with service for all periods of service prior to the Closing Date with the Acquired Companies or any Subsidiary to the extent that such service was credited under the equivalent Seller benefit plans.  Such service will be credited for purposes of determining eligibility for, vesting in, and the amount of benefits under all of the Buyer Plans and for all other purposes for which service is either taken into account or recognized; provided, however, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

(c)                                  Welfare Plans.  Buyer Plans which are welfare benefit plans within the meaning of Section 3(1) of ERISA (“Buyer’s Welfare Plans”) shall provide coverage and benefits to Continuing Employees of the Acquired Companies and Subsidiaries (and the eligible dependents of the Continuing Employees) beginning on the Closing Date.  Buyer shall, or shall cause the Acquired Companies and the Subsidiaries to, waive any pre-existing condition limitations and eligibility waiting periods for Continuing Employees under Buyer’s welfare plans (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under the Seller benefit plans as of the Closing Date).  Colfax benefit plans that are welfare benefits plans within the meaning of Section 3(1) of ERISA and that provide benefits to Continuing Employees (“Colfax Welfare Plans”) shall be liable for all claims incurred with respect to Continuing Employees and their spouses and dependents under the Colfax Welfare Plans if incurred on or prior to the Closing Date.  The Continuing Employees shall be entitled to apply deductibles and out-of-pocket payments expended for covered medical and dental expenses under the Acquired Companies’ welfare plans, in the plan year in which the Closing Date occurs, to the deductible and out-of-pocket maximums under the Buyer’s Welfare Plans.  After the Closing Date, Buyer, the Acquired Companies and the Subsidiaries shall be responsible for all claims incurred by Continuing Employees after the Closing Date.  For purposes of this Section 5.04(c), a claim will be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).  The provisions of this Section 5.04(c) shall not apply in respect of any severance or termination plans, policies or arrangements.

(d)                                 Pension Plan Transfer.

(i)                                     Effective as of the Closing Date, Buyer shall establish (or cause the Acquired Companies or one of its Subsidiaries, as applicable, to establish) a defined benefit pension plan and trust intended to be qualified under Section 401(a) of the Code and tax-exempt under Section 501(a) of the Code (“Buyer’s Pension Plan”) for the benefit of Continuing Employees, who have an accrued benefit under the Retirement Plan for Power Transmission Employees of Colfax Corporation (“Colfax Pension Plan”) at the Closing Date (the “Pension Participants”).  Each Pension Participant participating in the Colfax Pension Plan at the Closing Date shall become a participant in Buyer’s Pension Plan as of the Closing Date.

(ii)                                  On the Closing Date, or as soon as practicable thereafter, following the establishment of Buyer’s Pension Plan, but in no event later than 45 days following the establishment of such plan, Colfax shall cause to be filed all required Forms 5310-A and any other required IRS or PBGC forms with the appropriate governmental agency in order for Buyer’s Pension Plan to receive a transfer of assets and liabilities from the Colfax Pension Plan on or following the Closing Date in accordance with the spinoff provisions set forth in Code Section 414(l) and in accordance with the provisions described below in this Section 5.04(d).

(iii)                               Effective as of the Closing Date, in accordance with the provisions of this Section 5.04(d), Colfax shall cause the Colfax Pension Plan and related trust to transfer to Buyer’s Pension Plan and related trust, and Buyer shall cause Buyer’s Pension Plan and related trust to accept from the Colfax Pension Plan and related trust, a transfer of all liabilities for benefits accrued under the Colfax Pension Plan by the Pension Participants, calculated as of the Closing Date in the manner described below; provided, however, that the acceptance of such liabilities shall be expressly conditioned on the completion of the asset transfer described below in this Section 5.04(d).

(iv)                              As soon as practicable following the establishment of Buyer’s Pension Plan and satisfaction of any applicable regulatory filing requirements and the requirements set forth in this Section 5.04(d), but not later than 180 days following satisfaction of such requirements unless the parties otherwise agree in writing (the “Final Transfer Date”), Colfax shall cause a transfer of the assets in respect of the transferred liabilities from the trust(s) established pursuant to Colfax Pension Plan to the trust(s) established pursuant to Buyer’s Pension Plan, and Buyer shall cause the trust(s) established pursuant to Buyer’s Pension Plan to accept such transfer of assets, in a total amount determined in accordance with Code Section 414(l) and this Section 5.04(d).  In no event shall the total amount so transferred be less than the amount that is necessary to satisfy the requirements of Section 414(l) of the Code.  Such transfer of assets shall be in cash, unless the parties agree otherwise in writing.  Unless Colfax and Buyer agree otherwise in writing, all transfers shall occur on the last business day of a month.  Colfax’s Actuary (as defined below) shall be responsible for the required actuarial certification under Section 414(l) of the Code.

(v)                                 Colfax shall cause the enrolled actuary for the Colfax Pension Plan (“Colfax’s Actuary”) to calculate the transferred liabilities and the amount of assets to be transferred in respect of such transferred liabilities as if the Colfax Pension Plan were terminated on the Closing Date using the “safe harbor” assumptions (as in effect on the Closing Date) that would be used by the PBGC to calculate such benefits upon the termination of such plan (the “Transferred Benefit Liability”).  The calculation of the transfer Benefit Liability and the amount of assets to be transferred with respect of such liability will be in accordance with Section 414(l) of the Code, Section 4044 of ERISA and on the basis of the cost method and the actuarial assumptions and procedures set forth on Schedule 5.04(d)(v) and the benefits accrued by the Pension Participants under the Colfax Pension Plan as of the Closing Date, in accordance with the requirements of Section 414(l) of the Code.  The amount of the assets to be transferred from the Colfax Pension Plan to Buyer’s Pension Plan in respect of such Transferred Benefit Liabilities, as calculated pursuant to this Section 5.04(d), shall be referred to as the “Transfer Amount.”

(vi)                              Colfax shall be responsible for the payment of all fees and expenses incurred by Colfax, Colfax’s Actuary or the Colfax Pension Plan in the calculation and transfer of the Transfer Amount.  The actuarial calculation of the Transferred Benefit Liability and Transfer Amount determined by Colfax’s Actuary shall be subject to review and challenge by an actuarial firm designated by Buyer.  In the event of a good faith dispute between those two actuaries as to the amount to be transferred under this Section 5.04(d), Colfax and Buyer shall select and appoint a mutually satisfactory third-party independent actuary.  Such third-party actuary’s decision shall be conclusive as to any dispute for which the third-party actuary was appointed.  The cost of such third-party actuary shall be divided equally between Colfax and Buyer.

(vii)                           A preliminary transfer of assets shall be made as soon as practicable following the Closing Date, but in no event later than thirty (30) days following the Closing Date, or, if later, 45 days following the filing of IRS Form 5310-A by Colfax’s Pension Plan (“Initial Transfer Date”).  Within the time periods set forth in the immediately preceding sentence, Colfax shall cause to be transferred from the trust for the Colfax Pension Plan to the trust established for Buyer’s Pension Plan, an amount equal to the sum of 85% of the amount reasonably estimated by Colfax’s Actuary in good faith to be equal to the Transfer Amount, plus interest at the Interest Rate defined below from and including the Closing Date through but excluding the date of the initial transfer (the “Initial Transfer Amount”).  As soon as administratively practicable after the date of the final determination of the Transfer Amount (the “True-Up Date”), and no later than the Final Transfer Date and if the True-Up Amount is positive, Colfax shall cause a second transfer to be made from the trust for the Colfax Pension Plan to the trust for Buyer’s Pension Plan of the “True-Up Amount.”  The True-Up Amount shall be an amount equal to the Transfer Amount minus the sum of (i) the Initial Transfer Amount and (ii) the amount of any distributions made to any Pension Participant by the Colfax Pension Plan during the period after the Closing Date and prior to the Final Transfer Date, plus interest on the True-Up Amount at a rate equal to the composite rate of return earned by the Power Transmission plan from the last day of the month in which the Closing Date occurred (if the Closing date was on the 2nd or later of the month), to the last day of the month preceding the True Up Date (the “Interest Rate”) or, in the case of distributions, from and including the Closing Date through the date such distribution is made or such expense is paid.

(viii)                        If the True-Up Amount is not a positive amount, then on the True-Up Date or as soon as administratively practicable thereafter, Buyer shall cause Buyer’s Pension Plan trust to transfer to the Colfax Pension Plan trust an amount equal to the amount by which the Initial Transfer Amount exceeds the Transfer Amount, plus interest thereon from and including the Initial Transfer Date through but excluding the True-Up Date (or, if later, the date on which such amount is transferred to the Colfax Pension Plan) at the Interest Rate, plus an amount equal to distributions, if any, from the Colfax Pension Plan to the Pension Participants from the Closing Date through the Final Transfer Date, adjusted for interest at the Interest Rate, consistent with the approach set forth in Section 5.04(d)(vii) above.

(e)                                  Savings Plans Transfer.

(i)                                     Effective as of the Closing Date, Colfax will cause all Continuing Employees who are participants in their respective savings plans to become fully vested in their account balances under their respective savings plans (the “Colfax Savings Plans”).  Effective as of the Closing Date, Buyer shall establish (or cause the Acquired Companies or one of the Subsidiaries, as applicable, to establish) a defined contribution pension plan intended to be qualified under Section 401(a) of the Code (“Buyer’s Savings Plan”) for the benefit of the Continuing Employees who have account balances under the Colfax Savings Plans (the “Savings Participants”).

(ii)                                  As soon as practicable following the establishment of Buyer’s Savings Plan and satisfaction of any applicable regulatory filing requirements and the requirements set forth in this Section 5.04(e), but not later than 180 days following satisfaction of such requirements unless the parties otherwise agree in writing, Colfax shall cause a transfer of the plan accounts, valued as of the date of transfer, of the Savings Participants, from the Colfax Savings Plans and related trusts to Buyer’s Savings Plan and related trust, and Buyer shall cause Buyer’s Savings Plan and related trust to accept such transfer of assets (the date on which such transfer occurs is referred to as the “Savings Transfer Date”), including outstanding loan notes.  Such transfer of assets shall be in cash (and loan notes), unless the parties agree otherwise in writing.  Unless Colfax and Buyer agree otherwise in writing, all transfers shall occur on the last business day of a month.

(iii)                               From and after the Closing Date until the Savings Transfer Date, any benefit payable to a Savings Participant shall be paid and continue to be paid out of the Colfax Savings Plans’ trusts (it also being understood that Colfax shall continue to administer such accounts through the Savings Transfer Date, including participant investment directions).  On and after the Savings Transfer Date, any such benefits payable to a Savings Participant shall be paid from Buyer’s Savings Plan trust.  Colfax shall cause the Colfax Savings Plans to be amended to the extent required to provide that no distribution of any account balances under the Colfax Savings Plans shall be made to any Savings Participant on account of the actions contemplated by this Agreement and this Section 5.04(e), or on account of the Acquired Companies and the Subsidiaries ceasing to be affiliates of Colfax as of the Closing Date.  Colfax and Buyer shall work together to develop a process whereby Savings Participants who have loans outstanding under the Colfax Savings Plans as of the Closing Date will be permitted to continue to make periodic repayments on such outstanding loans through reduction of salary paid by Buyer or the Acquired Companies or the Subsidiaries, and Buyer or the Acquired Companies or the Subsidiaries remitting such payments to the Colfax Savings Plans on a timely basis.

(f)                                    Retiree Welfare Benefits.  Effective as of the Closing Date, Buyer shall assume (or cause the Acquired Companies and the Subsidiaries, if applicable, to continue to honor), to the extent not otherwise required by or resulting from operation of Law or collective bargaining agreements, all post-employment and post-retirement welfare benefit obligations with respect to all Continuing Employees.  Buyer shall establish a post-retirement welfare benefit plan (“Buyer’s PRB Plan”) for the benefit of the Continuing Employees that provides benefits that are substantially comparable to the benefits provided under the Company Benefit Plans which provide post-retirement welfare plan.  Benefits under Buyer’s PRB Plan, in the case of a Union Employee, shall continue at least until the expiration of the applicable collective bargaining agreement).

(g)                                 Flexible Benefits.  As soon as practicable after the Closing Date, Colfax shall transfer the remaining account balances for each of the Continuing Employees in the Colfax Flexible Spending Account Plan (“Colfax FSA Plan”) (which shall consist of the amount the Continuing Employees have contributed to date minus the total amount of any claims paid, and such transfer shall include any liabilities to the Continuing Employees) to the Buyer’s FSA plan.  To the extent that the total amount of claims paid by Colfax as of the transfer date exceeds the total amount the Continuing Employees have contributed to the Colfax FSA Plan as of the transfer date, Buyer shall promptly pay to Colfax this amount.  Colfax shall provide administrative assistance as is reasonably necessary in transferring the account balances under the Colfax FSA to Buyer.

(h)                                 2004 Bonus Plans.  Buyer shall assume the obligation under the bonus arrangements applicable to the CPTG, the terms of which are described on Schedule 5.04(h). In the event that Buyer terminates a Continuing Employee prior to the Continuing Employee receiving his 2004 Bonus, Buyer agrees that it will pay a pay that portion of the 2004 Bonus to the terminated Continuing Employee equal to the quotient obtained by dividing the Continuing Employee’s 2004 Bonus amount by the number of months during 2004 that the Continuing Employee was employed by CPTG and Buyer.

(i)                                     Cooperation.

(i)                                     Colfax agrees to furnish Buyer with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action as is necessary and appropriate to effect the transactions contemplated hereby.

(ii)                                  Colfax and Buyer shall reasonably cooperate in connection with any required notification to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies and governmental officials concerning the transactions contemplated by this Agreement with respect to Continuing Employees of any of the Acquired Companies and the Subsidiaries not employed in the United States so that such persons may render advice as required in accordance with Law.

5.05                        Filings; Other Action.

Subject to the terms and conditions provided herein, Colfax, Seller and Buyer shall (a) use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date, and which consents are required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents; and (b) use their reasonable best efforts to cause the conditions to each of Seller’s and Buyer’s obligations hereunder to be fulfilled, including, but not limited to, those filings which may be required pursuant to Section 5.09 hereof.

5.06                        Publicity.

Except as required by applicable Law, no publicity, release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, which consent shall not be unreasonably withheld.  In the event that a party is required by applicable Law to make a release or announcement, such party shall provide the other party with a reasonable opportunity to review such release or announcement before such release or announcement is made.

5.07                        Records.

With respect to the financial books and records of the Acquired Companies and the Subsidiaries (other than Tax records which are provided for in Section 5.08 and minute books of Acquired Companies and the Subsidiaries relating to matters on or prior to the Closing Date), for a period of ten years after the Closing Date, neither Seller nor Buyer shall cause or permit their destruction or disposal without first offering to surrender them to Buyer or Seller as appropriate, and Seller and Buyer shall allow Buyer and Seller and their representatives, as appropriate, access to such books and records during regular business hours.

5.08                        Tax Matters.

(a)                                  Buyer shall retain and shall cause the Acquired Companies and Subsidiaries to retain, and Seller and Colfax shall retain, and each such party shall make available or shall cause to be made available to the other party, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing, shall make available at a mutually convenient time such knowledgeable employees and facilities as are needed to provide explanation of any such documents or information and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party.

(b)                                 Seller shall prepare and file all Tax Returns with respect to the Acquired Companies and the Subsidiaries for all periods commencing prior to and ending on or before the Closing Date (the “Pre-Closing Tax Period”).  Seller or Colfax shall cause an election under Section 754 of the Code (and similar elections under all similar provision of Law) to be in effect for the Tax period ending on the Closing Date with respect to each Acquired Company or Subsidiary treated as a partnership for federal income tax purposes (or other income tax Law) for which the tax period will end under the provisions of Section 708(b)(1)(B) of the Code (or similar provisions of Law) as a result of the transactions contemplated by this Agreement.  Buyer shall prepare and file all Tax Returns with respect to the Acquired Companies and the Subsidiaries for all periods commencing after the Closing Date and ending thereafter (the “Post-Closing Tax Period”).  Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns with respect to the Acquired Companies and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date, if any (the “Straddle Period”).  Buyer shall forward the Straddle Period Tax Returns and supporting calculations to Seller, for Seller’s review, no later than sixty (60) days prior to the filing of the Tax Returns.  In preparation of the Straddle Period Tax Returns, Buyer shall use accounting methods and elections consistent with those used previously by Seller, unless Buyer obtains the prior written consent of Seller or Colfax (which consent shall not be unreasonably withheld) to do otherwise; provided, however, that Buyer may make elections under Section 754 of the Code (or any similar election under any similar provision of Law).  Upon demand by Buyer, Seller and Colfax shall within five business days pay to Buyer the portion of Straddle Period Taxes (to the extent such Taxes exceed prepayments made with respect to such Taxes prior to the Closing Date) allocated to Seller pursuant to Section 5.08(g).

(c)                                  Seller and Buyer shall, unless prohibited by applicable Law, close the taxable period of the Acquired Companies and the Subsidiaries as of the close of business on the Closing Date.  If applicable Law does not permit the Acquired Companies or the Subsidiaries to close its taxable year on the Closing Date or in the case of Taxes payable with respect to any Straddle Period, the amount of such Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes based upon or related to income or gross receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date, and (ii) in the case of any Taxes other than Taxes based upon or related to income or gross receipts, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.  Any allocation of income or deductions required to determine any Taxes relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date and by means of a closing of the books and records of the Company as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)                                 Seller and Colfax and Buyer shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation (including, without limitation, make available at a mutually convenient time knowledgeable employees, documents, information and facilities) in respect of, any audit or similar investigation or proceeding in which the Internal Revenue Service or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Acquired Companies or the Subsidiaries.

(e)                                  Seller shall have the right, at its own expense, to control any audit or examination by any Taxing authority, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment (a “Tax Matter”) as it relates to the Acquired Companies for all Pre-Closing Tax Periods or the portion of any Straddle Period through the Closing Date; provided, however, that Seller shall not settle, compromise or abandon any such Tax Matter without the consent of Buyer, which consent shall not be unreasonably withheld, if such settlement compromise or abandonment would adversely affect Buyer.  Buyer shall have the right, at its own expense, to control any Tax Matter as it relates to the Acquired Companies or Subsidiaries for the portion of any Straddle Periods after the Closing Date and all Post-Closing Tax Periods; provided, however, that with respect to Straddle Periods, Buyer shall not settle, compromise or abandon any Tax Matter without the consent of Seller or Colfax, which consent shall not be unreasonably withheld, if such settlement compromise or abandonment would adversely affect Seller.

(f)                                    Buyer shall not make, or cause to be made, an election under Section 338(h)(10) of the Code or similar election pursuant to any Law concerning the transactions contemplated under this Agreement.

(g)                                 Except as otherwise provided in this Article V, Seller and Colfax, jointly and severally, hereby agree from and after the Closing Date to pay, and to indemnify, defend and hold harmless Buyer Indemnified Parties from and against all Losses relating to, or arising out of, (i) all Taxes attributable to (including by virtue of Treasury Regulations § 1.1502-6 and any similar provision of state, local, or foreign tax laws) the Acquired Companies and the Subsidiaries for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date and (ii) the breach of any representation or warranty contained in Section 3.10 (determined without regard to any qualification related to materiality contained therein).  Colfax shall be entitled to any reduction in or refund of Taxes, net of any Taxes with respect thereto, for Pre-Closing Periods and for the portion of any Straddle Period through the Closing Date.  Except as otherwise provided in this Article V, Buyer shall pay (or cause to be paid), and shall indemnify and hold harmless Colfax and its Affiliates and subsidiaries (excluding the Acquired Companies and Subsidiaries) from and against, (i) all Taxes attributable to any Acquired Company and Subsidiaries for Post-Closing Periods and any portion of a Straddle Period after the Closing Date and (ii) for any increase in Taxes attributable to any Acquired Company and Subsidiaries for Pre-Closing Periods and any portion of a Straddle Period through the Closing Date, to the extent such increase is caused directly by any action taken on the Closing Date by Buyer or the Acquired Companies after the Closing outside the ordinary course of business without Colfax’s written consent.  Buyer shall be entitled to any reduction in or refund of such Taxes.  The indemnification provided for in this Section 5.08(g) shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of any representation or warranty contained in Section 3.10 hereof, and in the event of a conflict between the provisions of this Section 5.08(g), on the one hand, and the provisions of Article IX hereof, on the other, the provisions of this Section 5.08(g) shall control. To the extent that a party indemnified pursuant to this provision actually recognizes Tax Benefits as a result of any indemnifiable Losses, the indemnified party shall pay the amount of such Tax Benefits (but not in excess of the indemnification payments or payments actually received from the indemnifying party with respect to such Losses) to the indemnifying party as such Tax Benefits are actually recognized by the indemnified party.

(h)                                 Any Tax allocation, indemnity, or similar agreement or arrangement between Seller and its Affiliates, on the one hand, and the Acquired Companies or the Subsidiaries, on the other hand, shall be terminated prior to the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(i)                                     Seller, Colfax and Buyer agree to treat any indemnity payment made pursuant to Section 5.08(g) or Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

5.09                        Hart-Scott-Rodino.

As promptly as practicable and no later than fifteen (15) business days following the execution of this Agreement, Seller and Buyer shall complete any filings that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (“HSR Act”) or shall mutually agree that no such filing is required.  To the extent that the parties determine that any foreign antitrust filings are required, Seller and Buyer shall cooperate to promptly complete such filings, and such filings will be made within twenty (20) business days following execution of this Agreement.  Seller and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of such Act and foreign Laws. Buyer and Colfax shall promptly disclose to each other the substance of any contacts either party has with antitrust authorities.  Any filing fees payable pursuant to this Section 5.09 shall be borne equally by Seller and Buyer.

5.10                        Non-Competition; Non-Solicitation; Confidentiality.

(a)                                  From the Closing Date until the third anniversary of the Closing Date, neither Colfax nor Seller shall own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that competes with the mechanical power transmission business of CPTG which is comprised of the manufacture and sale of couplings, gearboxes, clutches and brakes and their related parts, anywhere in the world (a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.10(a) shall not restrict (i) the acquisition by Colfax or its Affiliates, directly or indirectly, of less than 5% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business, (ii) the purchase or other acquisition by Colfax or its Affiliates after the Closing Date of a business with product lines that taken alone would constitute a Restricted Business (“Competing Products”), if in the year prior to such acquisition, the Competing Products were (A) non-core business line products of such business and (B) the net sales generated by the Competing Products were less than 5% of the net sales of CPTG, or (iii) the acquisition of any business if the Restricted Business products are for internal consumption and spare parts sales in connection with a non-Restricted Business.  Notwithstanding the foregoing, Colfax or its Affiliates may acquire a business with Competing Products that exceed the thresholds set forth in provision (ii)(B) above, provided that in such case Colfax or its Affiliate making such acquisition, shall provide Buyer with prompt notice of such acquisition after the closing date of such acquisition and shall, for a period of thirty (30) days after notice to Buyer, give Buyer the opportunity to negotiate in good faith exclusively with Colfax, to buy the Competing Products on commercially reasonable terms and Price.  In the event that Buyer elects not to acquire the Restricted Business, Colfax, or its Affiliates, as applicable, shall divest the Competing Products within one (1) year following the termination of the thirty (30) day negotiation period.  The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond.

(b)                                 From the Closing Date until the third anniversary of the Closing Date, neither Colfax nor Seller shall, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of Seller or Colfax who are or become employees of Buyer or its Affiliates to leave such employment; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of Seller or Colfax and any Person that becomes a client or customer of the Business after the Closing known to Seller and Colfax as such) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c)                                  From the Closing Date until the third anniversary of the Closing Date, neither Buyer nor any of its Affiliates shall, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of Seller or Colfax to leave such employment; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Seller or Colfax (including any existing or former customer of Seller or Colfax and any Person that becomes a client or customer of Seller or Colfax after the Closing known to Buyer or its Affiliates as such) or any other Person who has a material business relationship with the Colfax or the Seller, to terminate or modify any such actual or prospective relationship.

(d)                                 After the Closing Date, neither Colfax nor Seller nor any of their executive officers or directors shall, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below).  Seller, Colfax and each of their executive officers and directors shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, such Person shall provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.  For purposes of this Section 5.10(c), “Confidential Information” shall mean any confidential information with respect to the Business, including, methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters and the terms, including purchase price and parties, of this Agreement and the transactions contemplated hereby.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii)  is used by Colfax or Seller in connection with its other business operations or (iii) becomes generally available to the public other than as a result of a prohibited disclosure hereunder.

(e)                                  The covenants and undertakings contained in this Section 5.10 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.10 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, the parties hereto will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.10.  The rights and remedies provided by this Section 5.10 are cumulative and in addition to any other rights and remedies which the parties hereto may have hereunder or at Law or in equity.  In the event that the Buyer were to seek damages for breach of this Section 5.10, the portion of the consideration delivered to Colfax hereunder which is attributed by the parties to the foregoing covenants shall not be considered a measure or limit on such damages.

(f)                                    The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.10 is unreasonable, arbitrary or against public policy, then such a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

5.11                        Insurance.

Seller shall cause the Acquired Companies to maintain in full force and effect all of their existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

5.12                        Consents.

Seller shall, and Buyer shall cooperate with Seller to, obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement.

5.13                        Further Assurances.

Each of Seller and Buyer shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

5.14                        Disclosure Supplements.

From time to time prior to the Closing, Seller and Colfax will supplement or amend the Schedule(s) hereto with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to complete or correct any information in any such Schedule or in any representation or warranty of Seller or Colfax which has been rendered inaccurate thereby.  If the Closing occurs, then Buyer shall be deemed to have waived any rights or claim pursuant to the terms of this Agreement or otherwise with respect to those matters arising after the date hereof and disclosed in any supplemental or amended Schedule(s).

5.15                        Cooperation with Financing.

In order to assist with obtaining the loans contemplated by the Financing Commitment, Seller shall use its reasonable commercial efforts, and shall use its reasonable commercial efforts to cause each Acquired Company and Subsidiary to provide such commercially reasonable assistance and cooperation as Buyer and its Affiliates may reasonably request, including, but not limited to, cooperation in the preparation of any offering memorandum or similar document, authorizing and requesting Seller’s accountants to consent to the inclusion of their auditor reports in such offering memorandum or similar document, cooperating with initial purchasers or placements agents, making senior management of Seller and the Acquired Companies reasonably available for customary “roadshow” presentations and cooperation with prospective lenders in performing their due diligence, and entering into customary agreements with underwriters, initial purchasers or placement agents, all of which out-of-pocket expenses incurred by Seller, directly or indirectly, in providing such cooperation shall be fully reimbursed to Seller by Buyer.

5.16                        Transaction Related Taxes.

Seller and Buyer shall each be responsible for 50% of any sales or use Taxes applicable to the LLC Interests or resulting from the transactions contemplated by this Agreement and all other applicable stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges in connection with the transactions contemplated by this Agreement.  Seller and Buyer shall cooperate to file all necessary documents (including all Tax Returns) with respect to all such amounts in a timely manner.

5.17                        Use of Colfax Name.

To the extent that the Colfax name, IMO name, and “swoosh” trademark set forth on Schedule 5.17 are used by CPTG on stationary, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product training and service literature and materials, computer programs or like materials or appear in inventory at the Closing Date, Buyer may use such materials or sell such inventory after the Closing Date for a period of one year without altering or modifying such materials or inventory, or removing the Colfax name; provided, however, that Buyer may not produce any new materials containing the Colfax or IMO name.  At Closing, Colfax shall enter into a royalty-free, one-year license with Buyer and its Subsidiaries for use of the “swoosh” mark.

5.18                        Transition Services Agreement.

Colfax, Seller and Buyer shall enter into a Transition Services Agreement, on terms reasonably acceptable to each of the parties (the “TSA”).  The TSA shall provide for the provision of services by Colfax or Seller, as applicable, reasonably necessary for Buyer to operate the Business in the Ordinary Course of Business for the periods set forth in the TSA.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S
OBLIGATION TO CLOSE

The obligations of Buyer to purchase the LLC Interests and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

6.01                        Representations and Covenants.

The representations and warranties of Seller and Colfax made herein or in any agreement, instrument or document called for hereunder, qualified as to materiality, shall be true and correct as so qualified, and those not so qualified shall be true and correct in all material respects, when made and on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that are made by their terms as of an earlier date, which shall be true and correct on and as of such date), and each of Seller and Colfax shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller or Colfax prior to the Closing Date.

6.02                        Delivery of Documents.

Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 8.02.

6.03                        Legal Proceedings.

No action or proceeding by or before any Governmental Authority or by any other Person shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement or which seeks to obtain substantial damages (but not including an action or proceeding instituted or threatened by Buyer).

6.04                        Consents and Approvals.

Seller shall have made all filings with and notifications of Governmental Authorities, regulatory agencies and other entities required to be made by the Acquired Companies and Subsidiaries in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Acquired Companies and Subsidiaries by Buyer subsequent to the Closing; and Buyer shall have received all authorizations, waivers, consents and permits from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders and contract parties, in forms satisfactory to Buyer, required to permit the continuation of the business of the Acquired Companies and Subsidiaries and the consummation of the transactions contemplated by this Agreement in accordance with the Financing Commitment.

6.05                        Other Conditions.

(a)                                  Buyer shall have received the funds contemplated by the Financing Commitment;

(b)                                 there shall not have been or occurred any Material Adverse Effect; and

(c)                                  Seller shall have caused to be terminated any and all security interests or other similar rights any third party may have in or to the assets or stock of any of the Acquired Companies or Subsidiaries.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S
OBLIGATIONS TO CLOSE

The obligation of Seller to sell, transfer, convey and deliver the LLC Interests, and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

7.01                        Representations and Covenants.

The representations and warranties of Buyer made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for those representations and warranties that are made by their terms as of an earlier date, which shall be true on and as of such date), and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

7.02                        Delivery of Purchase Price and Documents.

Buyer shall have delivered to Seller the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 8.03.

7.03                        Legal Proceedings.

No action or proceeding by or before any Governmental Authority or by any other Person shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit or invalidate the transactions contemplated by this Agreement or which seeks to obtain substantial damages, other than an action or proceeding instituted or threatened by Seller.

7.04                        Consents and Approvals.

Seller shall have received copies of all authorizations, waivers, consents and permits from all third parties, including, without limitation, applicable Governmental Authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement in accordance with the Financing Commitment.

ARTICLE VIII

THE CLOSING

8.01                        Closing.

Unless otherwise agreed by the parties hereto, the Closing shall be held at 10:00 A.M. local time within 3 Business Days after all the conditions set forth in Articles VI and VII have been satisfied or waived in writing at the offices of Hogan & Hartson L.L.P., 111 S. Calvert Street, Suite 1600, Baltimore, Maryland or at such other time and place as the parties may agree.

8.02                        Delivery by Seller.

At or before the Closing, Seller shall have delivered to Buyer the following agreements and instruments, dated as of the Closing Date:

(a)                                  Certificates representing the LLC Interests in proper form for transfer;

(b)                                 Articles of organization or similar organizational documents, corporate records and minute books of each Acquired Company and each Subsidiary, certified as of the most recent date practicable by the Secretary of State or other appropriate authority of the jurisdiction in which each such entity is domiciled;

(c)                                  Certificates of good standing for each Acquired Company as of the most recent date practicable certified by the Secretary of State or other appropriate authority in each state where an Acquired Company is qualified to do business;

(d)                                 A Certificate signed by the Chief Executive Officer and Chief Financial Officer of Seller, each in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, as to the satisfaction in all respects by Seller of the conditions set forth in Section 6.01;

(e)                                  An affidavit of non-foreign status that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(f)                                    A duly executed assignment and assumption agreement and duly executed assignments of the U.S. trademark registrations and applications included in the Intellectual Property of the Acquired Companies and Subsidiaries, in a form suitable for recording in the U.S. trademark office, and general assignments of all other such Intellectual Property;

(g)                                 A duly executed power of attorney;

(h)                                 Copies of all consents, waivers and approvals required to be obtained by Seller pursuant to this Agreement;

(i)                                     A Certificate of the Secretary of Seller certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby and the organizational documents of each Acquired Company and Subsidiary; and

(j)                                     An Opinion of Hogan & Hartson L.L.P., in form and substance reasonably satisfactory to Buyer;

(k)                                  License of Colfax Business System “business process” and one-year, royalty-free license of the “swoosh” mark, in form and substance reasonably satisfactory to Buyer;

(l)                                     Transition Services Agreement, in form and substance reasonably satisfactory to Buyer;

(m)                               Such other documents as Buyer may reasonably request.

8.03                        Delivery by Buyer.

At or before the Closing, Buyer shall deliver to Seller the following agreements and instruments, dated as of the Closing Date:

(a)                                  Certificate of the Secretary of Buyer certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby; and

(b)                                 A Certificate, dated as of the Closing Date, as to the satisfaction by Buyer of the conditions set forth in Section 7.01.

(c)                                  The Purchase Price in the amount and manner set forth in Section 2.02.

(d)                                 An assumption agreement assuming the Transition Agreements.

(e)                                  such other instruments or documents as the Seller may reasonably request.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.01                        Survival Periods.

(a)                                  All claims and causes of action with respect to all of the representations, warranties, covenants and agreements of Colfax and Seller contained in this Agreement shall survive until the date that is eighteen (18) months following the Closing Date, except that all claims and causes of action with respect to (i) (A) Sections 3.01 (Authorization), 3.02 (LLC Interests to be Transferred), 3.03 (Organization and Standing), and the confidentiality provisions set forth in Section 5.10 (Non-competition; Non-solicitation; Confidentiality) shall have no expiration date and shall survive indefinitely, (B) Section 3.10 (Taxes), Section 3.15 (No Brokers) and Section 5.08 (Tax Matters) shall survive for the applicable statute of limitations (including extensions) plus a period of thirty (30) days and (C) Section 5.10 (Non-competition; Non-solicitation; Confidentiality) other than the confidentiality provisions, and Sections 9.02(a)(iv) and (v) shall survive until the date that is three (3) years following the Closing Date, and (ii) Retained Liability Claims shall survive indefinitely. All claims and causes of action with respect to all of the representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive until the date that is eighteen (18) months following the Closing Date, except that (i) all claims and causes of action with respect to Sections 4.01 (Organization and Good Standing), Section 4.02 (Authorization), 4.06 (No Brokers) and the confidentiality provisions set forth in Section 5.10 (Non-competition; Non-solicitation; Confidentiality) shall survive indefinitely and (ii) Section 5.10 (Non-competition; Non-solicitation; Confidentiality) other than the confidentiality provisions, shall survive until the date that is three (3) years following the Closing Date.

(b)                                 In the event notice of any claim for indemnification for breach of a representation, warranty, covenant or agreement under Section 9.02 (Indemnification by Seller and Colfax) or Section 9.03 (Indemnification by Buyer) is given (within the meaning of Section 11.03 (Notices) within the applicable survival period, the cause of action that is the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

9.02                        Indemnification by Seller and Colfax.

(a)                                  Seller and Colfax, jointly and severally, hereby agree from and after the Closing Date to indemnify, defend and hold harmless Buyer, its Affiliates, the Acquired Companies and Subsidiaries, and, if applicable, their respective directors, officers, shareholders, members and employees and their heirs, successors and assigns (the “Buyer Indemnified Parties” and, collectively with Colfax and Seller Indemnified Parties, the “Indemnified Parties”) from and against all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and attorneys’ fees and disbursements (collectively, “Losses”), imposed on, sustained, incurred or suffered by or asserted against any of the Buyer Indemnified Parties, directly or indirectly, relating to or arising out of:

(i)                                     subject to Section 9.02(b), the breach of any representation, warranty, covenant or agreement made by Colfax or Seller contained in this Agreement, other than the Non-Basket Representations, for the period during which claims and causes of action with respect thereto survive;

(ii)                                  the breach of any representations or warranties in Section 3.01 (Authorization), Section 3.02 (LLC Interests to be Transferred), Section 3.03 (Organization and Standing), Section 3.10 (Taxes), and Section 3.15 (No Brokers), and the covenants set forth in Section 5.08 (Tax Matters) (collectively, the “Non-Basket Representations”);

(iii)                               the Retained Liability Claims;

(iv)                              subject to Sections 9.02(b) and 9.06, Known Environmental Conditions, or

(v)                                 subject to Sections 9.02(b) and 9.06, Unknown Environmental Conditions.

(b)                                 Except with respect to Retained Liability Claims, the Buyer may bring a claim seeking indemnification for any Losses under the terms and provisions of this Article IX only if such Loss exceeds $10,000 (an “Eligible Claim”) it being understood the substantially similar claims may be aggregated for purposes of establishing an Eligible Claim.  Colfax and the Seller shall not be liable to the Buyer Indemnified Parties for any Eligible Claim with respect to the matters contained in Sections 9.02(a)(i) and 9.02(a)(v) (“Indemnities Subject to Basket”) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $500,000 (the “Indemnity Basket”) and then only for such Losses in excess thereof up to an aggregate amount equal to the greater of one-half of the Purchase Price or Ninety Million Dollars ($90,000,000) (the “Indemnity Cap”).  Liability for Eligible Claims with respect to the matters contained in Section 9.02(a)(iv) shall be subject to the limitations set forth in Section 9.06.

(c)                                  On the Closing Date, Buyer shall, on behalf of Seller, pay to Citibank, N.A. or any other escrow agent jointly selected by Colfax and Buyer, as agent to Buyer, Seller and Colfax (the “Indemnity Escrow Agent”), in immediately available funds out of the Purchase Price, to the account designated by the Indemnity Escrow Agent, an amount equal to Five Million Dollars ($5,000,000) (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Indemnity Escrow Agreement, dated as of the date hereof, by and among Buyer, Seller, Colfax and the Indemnity Escrow Agent (the “Indemnity Escrow Agreement”).  Any payment Seller or Colfax is obligated to make to any Buyer Indemnified Parties pursuant to this Article IX shall be paid first from the Indemnity Escrow Amount.  On the date that is eighteen (18) months following the Closing Date, the Indemnity Escrow Agent shall release the Indemnity Escrow Amount (to the extent not used to pay Buyer for any indemnification claim) to Colfax, except that the Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article IX asserted in writing prior to such date but not yet resolved (“Unresolved Claims”).  The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Indemnity Escrow Agent (to the extent not used to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Article IX.

9.03                        Indemnification by Buyer.

(a)                                  Buyer hereby agrees from and after the Closing Date to indemnify, defend and hold harmless Seller and Colfax, their Affiliates and, if applicable, their respective directors, officers, shareholders and employees and their heirs, successors and assigns (the “Seller Indemnified Parties” from and against all Losses asserted against, imposed upon or incurred by Seller Indemnified Parties, directly or indirectly, relating to or arising out of:

(i)                                  subject to Section 9.03(b), the breach of any representation, warranty, covenant or agreement made by Buyer contained in this Agreement, other than Buyer Non-Basket Representations, for the period during which claims and causes of action with respect thereto survive; and

(ii)                               the breach of any representations or warranties in Sections 4.01 (Organization and Good Standing), Section 4.02 (Authorization) and 4.06 (No Brokers) (collectively, the “Buyer Non-Basket Representations”).

(b)                                 Except with respect to Buyer Non-Basket Representations, Seller may bring a claim seeking indemnification for any Losses under the terms and provisions of this Section 9.03 only if the aggregate amount of such Losses exceeds an aggregate amount equal to the Indemnity Basket and then Buyer shall be required to pay the entire amount of such Losses up to an aggregate amount equal to the Indemnity Cap.

9.04                        Conditions of Indemnification.

The obligations and liabilities of the parties hereunder with respect to indemnity pursuant to this Article IX, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, “Claims”), shall be subject to the following terms and conditions:

(a)                                  The indemnifying party shall have the right to undertake at its sole expense, by counsel of its own choosing, the defense of such Claim, except that Buyer shall control the conduct of any Remediation with respect to any Real Property unless (i)(A) Buyer alleges such Remediation is the responsibility of Seller or Colfax and (B) Seller or Colfax reasonably conclude that their conduct of such Remediation will facilitate recovery against a third party (other than Buyer, the Acquired Companies or Subsidiaries); or (ii) the parties mutually agree that Seller or Colfax shall conduct such Remediation.

(b)                                 In the event that the indemnifying party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the other party shall fail to defend, the indemnified party (upon notice to the other party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the other party.

(c)                                  Anything in this Article IX to the contrary notwithstanding, (i) if there is a reasonable probability, in the indemnified party’s judgment, that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with, and be provided reasonable access to all relevant information within the possession of, the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party.

9.05                        Exclusive Remedy.

(a)                                  Except as provided in Section 5.08(i), the parties acknowledge and agree that their sole remedy after the Closing for any breach of any representation or warranty contained in this Agreement or any other matter arising hereunder or in connection with the transactions contemplated hereby shall be the indemnification provisions set forth in this Article IX.  Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies the parties may have as set forth in Section 11.10 hereof.

(b)                                 For purposes of calculating Losses under this Article IX with respect to breaches or noncompliance with the representations and warranties (but not the covenants and other Agreements contained herein), the Material Adverse Effect qualifications contained in the representations and warranties shall be ignored; provided, however, that any claim for breach of any such representation or warranty based on ignoring the Material Adverse Effect qualification shall be subject to the Eligible Claim, Indemnity Basket and Indemnity Cap limitations set forth in Section 9.02(b) above notwithstanding the designation of the representation or warranty as a Non-Basket Representation.

9.06                        Limitations on Seller and Colfax’s Environmental Obligations.

(a)                                  In connection with any Remediation for which Buyer seeks indemnification under this Agreement, the parties agree that (i) Buyer shall allow Seller, Colfax or their agents access to the property for purposes of performing (as provided in Section 9.04(a)) or observing and monitoring (including collecting split samples) the Remediation, and Buyer shall cooperate with Seller’s reasonable requests, so long as Seller, Colfax or their agents do not unreasonably interfere with the Remediation or the operations of the business of Buyer and any monitoring and oversight shall be at Seller and Colfax’s sole cost and expense, (ii) the party performing the Remediation (“the Performing Party”) shall notify the other (“the Other Party”) in advance of the Remediation to be performed and keep the Other Party reasonably informed of the progress of any Remediation and the schedule for completing such Remediation; (iii) within 5 business days of receipt, the each party shall submit to the other party copies of all written communications, filings, reports, correspondence or other writings, photographs or materials submitted to or received from any person, entity or governmental agency in connection with any such Remediation, including, but not limited to, any draft of any writings received from any person performing Remediation on the Performing Party’s behalf; (iv) the Performing Party shall provide to the Other Party a reasonable opportunity to comment in advance upon any written communications, filings, reports, correspondence or other writings given to any governmental agency in connection with such corrective actions and will consider timely provided comments in good faith; (v) the Performing Party will perform the Remediation in accordance with applicable law; and (vi) to the extent possible, each party will provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority regarding the Remediation, at such other party’s sole cost and expense.

(b)                                 Notwithstanding any other provision of this Agreement, Seller and Colfax shall have no liability for Remediation pursuant to this Agreement except to the extent such Remediation (i) is required by Law or the lawful order of any Governmental Authority with jurisdiction over the Remediation; or (ii) is necessary to meet the published cleanup standards of any Governmental Authority with jurisdiction over the Remediation; provided, however, in the case of the CPTG facilities located in France, if there is no published cleanup standard, is necessary to meet any published Dutch cleanup standards, if typically applied to similar facilities in the relevant facilities’ jurisdiction.

(c)                                  In conducting any Remediation hereunder, the Performing Party (i) shall use all commercially reasonable efforts to minimize costs in conducting the Remediation in accordance with applicable Environmental Laws; (ii) shall use cleanup standards based on industrial use of the Real Property; (iii) shall apply risk-based cleanup standards and employ deed restrictions and institutional and engineering controls where acceptable to the Governmental Authority overseeing the Remediation, if any, and, if applicable, to the landlord of the Real Property being remediated; (iv) shall employ cost-effective Remediation methods; and (v) if the Remediation results in a “no action” letter, liability protection, or other approval or protection of any Governmental Authority, take reasonable actions to include the Other Party as co-recipients of such protections and approvals.

(d)                                 Colfax and Seller shall not be liable to the Buyer Indemnified Parties for Losses for Known Environmental Conditions except to the extent (and then only to the extent) that such Losses exceed an aggregate amount equal to One Million Dollars ($1,000,000) and then only for fifty percent of such Losses in excess thereof up to an aggregate amount equal to Ten Million Dollars ($10,000,000).  In the event that Colfax and Seller incur Losses in excess of their share as described in this Section 9.06(d), Buyer shall promptly reimburse Colfax and Seller an amount equal to such excess.  In the event that Seller and Colfax are able to recover more than fifty percent (50%) of any covered Loss pursuant to an indemnification or reimbursement from a third party, Seller and Colfax shall reimburse Buyer Indemnified Parties for those amounts recovered in excess of the allocated fifty percent (50%) for which Seller and Colfax are responsible hereunder, less the costs incurred by Seller and Colfax in pursuing such indemnification, up to the total cost recovered by Seller and Colfax from the third party.

(e)                                  Notwithstanding any other provisions of this Agreement, (i) Buyer’s sole and exclusive remedy for Losses directly or indirectly relating to or arising out of Known Environmental Conditions shall be pursuant to Section 9.02(a)(iv) as limited by this Section 9.06; and (ii) Seller and Colfax shall have no liability or other obligation with respect to Unknown Environmental Conditions unless such Unknown Environmental Conditions are identified as a result of an investigation conducted pursuant to a lawful, enforceable order or other requirement of a Governmental Authority or a bona fide, third party claim.  Buyer hereby agrees that absent a lawful, enforceable order or other requirement of a Governmental Authority, it will not conduct any investigation into Unknown Environmental Conditions until the date that is three (3) years after the Closing Date.

(f)                                    Violations of Environmental Laws that do not involve or require Remediation, although subject to the provisions set forth in Section 9.06(d), are otherwise not subject to the procedures for Remediation set forth in this Section 9.06.

9.07                        Buyer Cooperation.

Buyer shall cooperate with any request of Seller or Colfax and make available, at Seller or Colfax’s sole cost and expense, all information (but excluding privileged communications) necessary for Seller and Colfax to pursue any indemnification or reimbursement from a third party for any Losses in the event that Seller or Colfax, in their sole discretion, decide to pursue such indemnification or reimbursement.

ARTICLE X

TERMINATION

10.01                 Termination.

This Agreement may be terminated prior to the Closing as follows:

(a)                                  At the election of Seller or Buyer on or after December 22, 2004 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b)                                 by mutual written consent of Seller and Buyer;

(c)                                  by Buyer thirty (30) days following its delivery of written notice from Buyer to Seller that there has been an event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and which has not been cured within the thirty (30) day period;

(d)                                 by Seller or Buyer if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

(e)                                  by Buyer, if there shall have been a material breach by Seller or Colfax of any representation, warranty, covenant or agreement of Seller or Colfax set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.01 and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Seller of notice of such breach from Buyer; or

(f)                                    by Seller, if there shall have been a material breach by Buyer of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.01 and is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such breach from Seller.

10.02                 Procedure Upon Termination.

In the event of termination and abandonment by Buyer or Seller, or both, pursuant to Section 10.01 hereof, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the transactions contemplated hereunder shall be abandoned, without further action by Buyer or Seller.

10.03                 Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer or Seller; provided, however, that nothing in this Section 10.03 shall relieve Buyer, Seller or Colfax of any liability for a breach of this Agreement prior to the effective date of such termination and, provided, further, that the obligations set forth in Sections 5.15 concerning reimbursement of Seller expenses and Section 5.02(b) concerning confidentiality shall survive any such termination.

ARTICLE XI

MISCELLANEOUS

11.01                 Additional Actions and Documents.

Each of the parties hereto agrees that it will, at any time prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents and approvals, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

11.02                 Expenses.

Subject to Section 5.09, each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.  Notwithstanding the foregoing, each of Buyer and Seller shall pay 50% of any costs of conveyances, notary fees, and sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder.

11.03                 Notices.

All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by overnight courier), or transmitted by facsimile addressed as follows:

(i)                                     If to Buyer:

Genstar Capital Partners III, L.P.

Four Embarcadero Center

Suite 1900

San Francisco, CA 94111

Attention: Jean-Pierre L. Conte

Fax: (415) 834-2383

with copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Craig W. Adas, Esq.

Fax: (650) 802-3100

(ii)                                  If to Seller or Colfax:

Colfax Corporation

Stony Point III

Suite 150

Richmond, VA 23235

Attention: John A. Young

Fax:  804-560-4076

with copies (which shall not constitute notice) to:

Colfax Corporation

997 Lenox Drive, Suite 111

Lawrenceville, NJ 08648

Attention:  Thomas M. O’Brien, Esq.

Fax: 609-896-7633

and with copies (which shall not constitute notice) to

Hogan & Hartson L.L.P.

111 S. Calvert Street, Suite 1600

Baltimore, MD 21202

Attention:  A. Lynne Puckett, Esq.

Fax:  (410) 539-6981

or such other address as the addressee may indicate by written notice.

Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (the affidavit of messenger or (with respect to a fax) the confirmation sheet being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.04                 Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.  No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.05                 Benefit and Assignment.

Except as hereinafter specifically provided in this Article XI, neither Buyer nor Seller shall assign this Agreement, in whole or in part, whether by operation of law or otherwise without the prior written consent of the other party.  Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, prior to the Closing Date to any subsidiary of Buyer so long as Buyer unconditionally guarantees performance thereof by the assignee.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.06                 Entire Agreement; Amendment.

This Agreement, together with all Appendices and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

11.07                 Severability.

If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

11.08                 Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Delaware, excluding the choice of law rules thereof.

11.09                 Signature in Counterparts.

This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

11.10                 Specific Performance.

The parties hereto acknowledge and agree that the breach by any of them of this Agreement would cause irreparable damage to the other parties hereto and that they will not have an adequate remedy at law.  Therefore, the obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

11.11                 Arbitration.

If any dispute arises under or in connection with this Agreement or the performance or enforcement hereof, it shall be decided finally by an arbitrator in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration. The arbitrator shall be appointed by mutual agreement of the parties hereto.  If they cannot agree, then the arbitrator shall be appointed by the American Arbitration Association.  An arbitrator appointed by the American Arbitration Association shall be impartial.  The arbitration shall take place in Chicago, Illinois.  The decision of the arbitrator shall be conclusively binding upon the parties, final and nonappealable, and such decision shall be enforceable as a judgment in any court of competent jurisdiction.  Each party shall pay the fees and expenses of its counsel and its witnesses.  The parties shall share equally the fees and expenses of the arbitrator.

11.12                 Exclusion of Danaher Corporation.

The parties hereto agree that nothing contained in this Agreement, including, but not limited to, the provisions set forth in Sections 3.23 and 5.10, is intended to be, or should be construed as relating to, binding, affecting, or requiring disclosure by or about Danaher Corporation, its affiliates or subsidiaries or their respective officers, directors, shareholders, member, partners, or employees.  Buyer acknowledges that (i) Colfax, Seller, the Acquired Companies and the Subsidiaries have been controlled, directly or indirectly, by certain stockholders who are also directors, officers or shareholders of Danaher Corporation, (ii) certain executive officers, employees or directors of the Seller, the Acquired Companies and Subsidiaries are also shareholders of Danaher Corporation, (iii) portions of the business of Danaher Corporation may be in competition with the Acquired Companies and Subsidiaries, and (iv)  from time to time, the Seller and Acquired Companies and Subsidiaries have entered into business relationships with Danaher Corporation in the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this LLC Purchase Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

SELLER:

WARNER ELECTRIC HOLDING, INC.

By:
Name: John A. Young
Title: President and CEO

COLFAX:

COLFAX CORPORATION

By:
Name: John A. Young
Title: President and CEO

BUYER:

CPT ACQUISITION CORP.

By:
Name: Jean-Pierre L. Conte
Title: Chief Executive Officer

Appendix A

Definitions

“Acquired Company” means each of Power Transmission Holding LLC, a Delaware limited liability company, Warner Electric LLC, a Delaware limited liability company, Warner Electric Technology LLC, a Delaware limited liability company, Warner Electric International Holding, Inc., a Delaware corporation, Boston Gear LLC, a Delaware limited liability company, American Enterprises MPT Corp., a Delaware corporation, and Ameridrives Enterprises MPT Holdings, L.P., a Delaware limited partnership.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, provided, however, that such term shall not include Danaher Corporation, or its successors, affiliates or subsidiaries.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Law.

“Assets” means all assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible).

“Business” means the business of CPTG.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York City are authorized or obligated by law or executive order to close.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 9.02.

“Buyer Plans” shall have the meaning set forth in Section 5.04(b).

“Claims” shall have the meaning specified in Section 9.04.

“Closing” means the closing of the purchase, assignment and sale of the LLC Interests contemplated hereunder.

“Closing Date” means the time and date on which the Closing takes place, as established by Section 8.01.

“Colfax” means Colfax Corporation, a Delaware corporation, excluding all predecessors in interests.

“Company Contracts” shall have the meaning set forth in Section 3.12.

“Company Products” shall have the meaning set forth in Section 3.24.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Continuing Employees” shall have the meaning set forth in Section 5.03.

“CPTG” shall mean the Acquired Companies and the Subsidiaries, collectively.

“EKI Documents” means all environmental health and safety assessments, audits, investigations, documents and reports regarding the environmental condition of the Real Property or compliance with Environmental Laws by the Acquired Companies and the Subsidiaries in connection with CPTG, which are maintained in the files of Erler & Kalinowki, Inc. and made available to Buyer.

“Eligible Claim” shall have the meaning set forth in Section 9.02(b).

“Environmental Laws” means any applicable Laws relating to (a) the remediation, generation, production, installation, use, storage, treatment, transportation, release, or disposal of Hazardous Substances or (b) the protection of natural resources, the environment, or human health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sections 9601 et seq. (“CERCLA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it relates to Hazardous Substances), as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous applicable foreign, federal, state or local Laws.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Hazardous Substances” means any wastes, substances, radiation, or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Laws, including but not limited to “hazardous substances” listed under “CERCLA” and petroleum or any derivatives thereof, asbestos, or any material classified, characterized or regulated as “hazardous,” “toxic,” “pollutant,” or “contaminant” or words of similar meaning under Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indemnified Parties” shall have the meaning set forth in Section 9.02.

“Indemnity Basket” shall have the meaning set forth in Section 9.02(b).

“Indemnity Cap” shall have the meaning set forth in Section 9.02(b).

“Indemnity Escrow Agent” shall have the meaning set forth in Section 9.02(c).

“Indemnity Escrow Agreement” shall have the meaning set forth in Section 9.02(c).

“Indemnity Escrow Amount” shall have the meaning set forth in Section 9.02(c).

“Intellectual Property” shall have the meaning specified in Section 3.07.

“Known Environmental Condition” means any Release or suspect Release of Hazardous Substances or other fact or circumstance, including violations of Environmental Laws, that could result in Losses under Environmental Law disclosed to Buyer (a) prior to the Closing, including but not limited to, in the EKI Documents or any Phase I prepared for Buyer; or (b) after Closing, in connection with any investigation of the matters referred to in (a), including but not limited to, any investigation of the matters listed on the “Material Issues List” dated October 15, 2004.

“Laws” means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

“Liens” means any mortgage, lien, option, encumbrance, restriction, pledge, adverse claim, interest, charge or other similar encumbrance.

“LLC Interests” means all of the limited liability company interest owned by Seller in PT.

“Losses” shall have the meaning set forth in Section 9.02(a).

“Material Adverse Effect” as it applies to Acquired Companies and the Subsidiaries means a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Acquired Companies and the Subsidiaries or of the Business, taken as a whole, except for any changes or effects resulting from (i) the announcement or performance of the transactions contemplated by this Agreement, (ii) changes arising after the date of this Agreement in any Law, (iii) changes arising after the date of this Agreement in the industries in which the Acquired Companies and Subsidiaries operate provided that the changes do not disproportionately affect the Acquired Companies and the Subsidiaries, taken as a whole, compared with other businesses in the industries in which they operate or (iv) changes arising after the date of this Agreement in general economic conditions.

“Non-Basket Representations” shall have the meaning set forth in Section 9.02(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice.

“Other Party” shall have the meaning set forth in Section 9.06(a)

“Performing Party” shall have the meaning set forth in Section 9.06(a).

“Permits” means any license, permit, authorization, grant, approval, franchise, waiver, consent, qualification or similar document or authority issued or granted by any Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

“Purchase Price” shall have the meaning specified in Section 2.02.

“Real Property” means all of the Acquired Companies’ and Subsidiaries’ real property and interests in real property exclusively used in the business or operations of the Acquired Companies and the Subsidiaries as of the date of this Agreement, together with any additions thereto between the date of this Agreement and the Closing Date; provided, however that Real Property does not include the property located at Roscoe, Illinois; Bishop Auckland, United Kingdom; and Waukesha, Wisconsin.

“Restricted Business” shall have the meaning specified in Section 5.10.

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release or threatened release of Hazardous Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.

“Retained Liability Claims”  means any Losses arising from (i) the manufacture and distribution of any product sold or manufactured by Colfax, Seller, the Acquired Companies or the Subsidiaries prior to the Closing Date containing asbestos, (ii) the ownership of the properties located at Roscoe, Illinois;  Bishop Auckland, United Kingdom; and Waukesha, Wisconsin or (iii) Section 5.08(g)(i).

“Seller” means Warner Electric Holding, Inc., a Delaware corporation, excluding all predecessors in interests.

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.04.

“Seller’s Knowledge” means the knowledge, after due inquiry, of the following individuals: John Young (CEO Colfax Corporation), Charlie Nims (President of CPTG), Scott Faison (Acting VP of Finance of CPTG), Matt Taylor (VP and General Manager Warner Electric), Ed Novotny (VP and General Manager of Boston Gear), Mark Stuebe (General

Manager, Heavy Duty Clutch Brakes), Dave Zietlow (General Manager, Ameridrives Couplings), John Proven (Operations Manager, Nuttall Gear), Craig Schuele (VP Marketing and Business Development, CPTG), Gerry Ferris (VP of Sales for Standard Products), Eric Prat, Norbert Liebenstein and William Flexon.

“Straddle Period” shall have the meaning set forth in Section 5.08(b).

“Subsidiaries” means those wholly owned subsidiaries of the Acquired Companies identified on Schedule 2 of this Agreement.

“Tax or Taxes” means any domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer’s excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, value added taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) measured, assessed, levied, imposed or collected by any Governmental Authority or payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Benefit” means the net reduction of liability for Taxes resulting from any loss, deduction, credit or other item.

“Tax Returns” means all tax returns (including information returns) and reports that are or were required to be filed by, or with respect to, the Acquired Companies and the Subsidiaries or their income, properties or operations.

“TSA” means the Transition Services Agreement described in Section 5.18.

“Unknown Environmental Conditions” means any Release of Hazardous Substances or other fact or circumstance, including violations of Environmental Laws, that could result in Losses under Environmental Law that is not a Known Environmental Condition.

All references to Sections, Appendices and Schedules are to Sections of and Appendices and Schedules to this Agreement.

LIST OF SCHEDULES

Schedule 1	Acquired Companies

Schedule 2	Subsidiaries

Schedule 2.03(a)	Peg Balance Sheet with Agreed Principles and Net Working Capital as of September 30, 2004

Schedule 3.01	Authorization

Schedule 3.03(b)	Organization and Standing

Schedule 3.04	Capitalization

Schedule 3.05(a)	Litigation; Compliance with Law

Schedule 3.05(c)	Tax Abatement

Schedule 3.06(a)	Seller Financial Statements and Condition

Schedule 3.06(b)	Financial Statements and Condition (pro forma for CPTG)

Schedule 3.07 (a)	Intellectual Property; Licenses

Schedule 3.07 (b)	None

Schedule 3.08(a)	Property, Assets, and Leases

Schedule 3.08(b)	Owned and Leased Real Property

Schedule 3.08(b)ii)	None

Schedule 3.08(c)	Leases and Subleases

Schedule 3.10(a)	Taxes

Schedule 3.10(b)	Income and Franchise and Other Filed Tax Return

Schedule 3.10(d)	None

Schedule 3.10(e)	Deficiencies, Assessments

Schedule 3.10(l)	Depreciable Property

Schedule 3.10(m)	Tax Sharing; Allocation Agreements

Schedule 3.11(a)	Employee Benefits

Schedule 3.11(c)	Company Benefit Plans

Schedule 3.11(d)	Insurance Policies Funding; Company Benefit Plan

Schedule 3.11(e)	Multiemployer Plans

Schedule 3.11(f)	PBGC

Schedule 3.11(g)	Severance

Schedule 3.11(h)	None

Schedule 3.11(i)	None

Schedule 3.11(j)	Foreign Benefit Plans

Schedule 3.12	Acquired Companies’ Contracts

Schedule 3.13	Environmental Matters

Schedule 3.14	Bank Accounts

Schedule 3.16(a)	Labor Matters

Schedule 3.16(c)	None

Schedule 3.17	No Undisclosed Liabilities

Schedule 3.18	Debt Instruments

Schedule 3.19	Conduct of Business; Absence of Material Adverse Change

Schedule 3.20	Insurance

Schedule 3.22	Customers and Suppliers

Schedule 3.23	None

Schedule 5.01	None

Schedule 5.01(d)	None

Schedule 5.04(a)	Transition Agreements

Schedule 5.04(d)(v)	Actuarial Assumptions and Procedures

Schedule 5.04(h)	Bonus Arrangements

Schedule 5.17	“Swoosh” Trademark

Schedule 1

ACQUIRED COMPANIES

OWNER	NUMBER OF SHARES/PARTNERSHIP INTERESTS	ACQUIRED COMPANY
WARNER ELECTRIC HOLDING, INC.	ONE UNDIVIDED MEMBER INTEREST	POWER TRANSMISSION HOLDING LLC

POWER TRANSMISSION HOLDING LLC	200,002,000	AMERICAN ENTERPRISES MPT CORP.

POWER TRANSMISSION HOLDING LLC	40.6% INCLUDING 1% GENERAL PARTNERSHIP INTEREST	AMERIDRIVES ENTERPRISE MPT HOLDINGS, L.P.

POWER TRANSMISSION HOLDING LLC	ONE UNDIVIDED MEMBER INTEREST	WARNER ELECTRIC LLC

POWER TRANSMISSION HOLDING LLC	ONE UNDIVIDED MEMBER INTEREST	WARNER ELECTRIC TECHNOLOGY LLC

POWER TRANSMISSION HOLDING LLC	ONE UNDIVIDED MEMBER INTEREST	BOSTON GEAR LLC

POWER TRANSMISSION HOLDING LLC	1,000	WARNER ELECTRIC INTERNATIONAL HOLDING, INC.

Schedule 2

SUBSIDIARIES

OWNER	NUMBER OF SHARES/PARTNERSHIP INTERESTS	ACQUIRED COMPANY
WARNER ELECTRIC LLC	603,000 UNITS	FORMSPRAG LLC (70%)

AMERICAN ENTERPRISES MPT CORPORATION	ONE UNDIVIDED MEMBER INTEREST	NUTTALL GEAR LLC

AMERICAN ENTERPRISES MPT CORPORATION	59.4% LIMITED PARTNERSHIP INTEREST	AMERICAN ENTERPRISES MPT HOLDINGS, L.P.

AMERICAN ENTERPRISES MPT CORPORATION	1% GENERAL PARTNER INTEREST	AMERIDRIVES INTERNATIONAL, L.P.

AMERICAN ENTERPRISES MPT HOLDINGS, L.P.	99% LIMITED PARTNER INTEREST	AMERIDRIVES INTERNATIONAL, L.P.

WARNER ELECTRIC INTERNATIONAL HOLDING INC.	SEE SCHEDULE 3.04 FOR OWNERSHIP OF FOREIGN SUBSIDIARIES

AMERIDRIVES INTERNATIONAL, L.P.	258,249 UNITS	FORMSPRAG LLC (30%)